Exhibit (a)(1)(i)

Offer to Purchase for Cash

4,771,221 shares of Class A Common Stock

(Including the Associated Preferred Share Purchase Rights)

of

BBX Capital Corporation

at

$20.00 per Share

by

BFC Financial Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 24, 2015, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE, AS MAY BE EXTENDED, THE “EXPIRATION DATE”).

BFC Financial Corporation, a Florida corporation (“BFC,” “we,” “us” or “our”), is offering to purchase up to 4,771,221 shares of Class A Common Stock, par value $0.01 per share (together with the associated preferred share purchase rights, the “Shares”), of BBX Capital Corporation (“BBX Capital”) at a price of $20.00 per Share, net to the seller in cash (less any applicable withholding taxes and without interest), upon the terms and subject to the conditions described in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” and together with this Offer to Purchase, as each may be amended or supplemented from time to time, the “Offer”).

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. HOWEVER, THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS, INCLUDING A FINANCING CONDITION AND THAT WE DETERMINE THAT THE CONSUMMATION OF THE OFFER AND THE PURCHASE OF SHARES ARE not REASONABLY LIKELY TO RESULT IN BBX CaPITAL’S CLASS A COMMON STOCK BEING delisted from the NEW YORK STOCK EXCHANGE (THE “NYSE”) or deregistered under the SECURITIES Exchange Act OF 1934. SEE “THE OFFER - SECTION 12.”

IF MORE THAN 4,771,221 SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE, WE WILL PURCHASE A PRO RATA NUMBER OF SHARES FROM ALL TENDERING SHAREHOLDERS, SO THAT WE WOULD PURCHASE NO MORE THAN 4,771,221 SHARES.

BBX Capital’s Class A Common Stock is listed and traded on the NYSE under the symbol “BBX.” On March 16, 2015, the last trading day before we announced our intention to commence the Offer, the closing price of BBX Capital’s Class A Common Stock on the NYSE was $13.63 per share. You are encouraged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See “The Offer - Section 7.”

The Board of Directors of BBX Capital has not made a public statement as to whether it recommends that BBX Capital’s shareholders tender their Shares in the Offer. BBX Capital is required to make a recommendation with respect to acceptance or rejection of the Offer, state that it expresses no opinion and is remaining neutral with respect to the Offer or state that it is unable to take a position with respect to the Offer, and in any case to publish such recommendation or statement on Schedule 14D-9 or send it to holders of the Shares within ten business days after the date that this Offer to Purchase is first published or sent to holders of the Shares. We encourage you to read the Schedule 14D-9 when it becomes available.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Offer, passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Information Agent for the Offer is:

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

(877) 507-1756 (Toll Free)

March 20, 2015

IMPORTANT

If you wish to tender all or any portion of your Shares in the Offer, you should either (a) complete and sign the Letter of Transmittal, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal and any other required documents to Computershare, the Depositary for the Offer (the “Depositary”), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in “The Offer - Section 4,” in each case prior to the Expiration Date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee tender your Shares for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that institution if you wish to tender your Shares in the Offer. The preferred share purchase rights associated with BBX Capital’s Class A Common Stock are currently evidenced by the certificates or book-entry interests representing the Shares, and, unless the preferred share purchase rights are redeemed prior to the expiration of the Offer, by tendering Shares a shareholder will also tender the associated preferred share purchase rights.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares in the Offer by following the guaranteed delivery procedures described in “The Offer - Section 4.”

The Letter of Transmittal, certificates for Shares and any other required documents must be received by the Depositary before the Expiration Date, unless the procedures for guaranteed delivery described in “The Offer—Section 4” are followed. The method of delivery of Shares, the Letter of Transmittal and all other required documents is at the election and risk of the tendering shareholder.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you may also contact such institution for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both in their entirety before making a decision with respect to the Offer.

We have not authorized any person to make any recommendation on our behalf as to whether you should or should not tender your Shares in the Offer. You should rely only on the information contained in this Offer to Purchase and the other related documents delivered to you or to which we have referred you. We have not authorized any person to give any information or to make any representation in connection with the Offer, other than those contained in this Offer to Purchase and the other related documents delivered to you or to which we have referred you. If anyone makes any other recommendation or representation to you or gives you any other information, you must not rely on that recommendation, representation or information as having been made or authorized by us.

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TABLE OF CONTENTS

SUMMARY TERM SHEET	1
FORWARD-LOOKING STATEMENTS	9
INTRODUCTION	10
THE OFFER	13
1. Terms of the Offer; Expiration Date; Proration.	13
2. Background of the Offer; Purpose of the Offer; Plans for BBX Capital After the Offer; Certain Effects of the Offer.	15
3. Acceptance of and Payment for Shares.	19
4. Procedures for Tendering Shares.	20
5. Withdrawal Rights.	23
6. Material U.S. Federal Income Tax Consequences.	24
7. Price Range of the Shares.	25
8. Certain Information Concerning BBX Capital.	26
9. Certain Information Concerning BFC and its Executive Officers, Directors and Controlling Persons.	26
10. Source and Amount of Funds.	28
11. Changes in Capitalization; Dividends and Distributions; Liens.	29
12. Conditions of the Offer.	29
13. Interests of Certain Persons in the Offer; Beneficial Ownership of the Shares; Transactions in the Shares; Related Party Transactions.	32
14. Legal Matters and Regulatory Approvals.	36
15. Fees and Expenses.	36
16. Miscellaneous.	37

SCHEDULE I	CERTAIN INFORMATION CONCERNING THE CONTROLLING PERSONS, EXECUTIVE OFFICERS AND DIRECTORS OF BFC FINANCIAL CORPORATION

SCHEDULE II	BACKGROUND OF THE PREVIOUSLY PROPOSED MERGER BETWEEN BFC AND BBX CAPITAL

SCHEDULE III	SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA FOR BFC

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SUMMARY TERM SHEET

BFC Financial Corporation (“BFC,” “we,” “us” or “our”) is offering to purchase up to 4,771,221 shares of Class A Common Stock, par value $0.01 per share (together with the associated preferred share purchase rights, the “Shares”), of BBX Capital Corporation (“BBX Capital”), for $20.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. We have included in this summary term sheet cross-references to the sections of the Offer to Purchase containing a more complete description of the topics covered in this summary term sheet.

Who is offering to purchase my Shares?

BFC, a Florida corporation and the controlling shareholder of BBX Capital, is offering to purchase your Shares. See “the Offer - Section 9.”

How many Shares are sought in the Offer?

We are offering to purchase up to 4,771,221 Shares (including the associated preferred share purchase rights), representing approximately 29.9% of the issued and outstanding shares of BBX Capital’s Class A Common Stock and 29.5% of BBX Capital’s total issued and outstanding equity. If more than 4,771,221 Shares are validly tendered and not withdrawn prior to the Expiration Date, we will purchase 4,771,221 Shares on a pro rata basis from all tendering shareholders with appropriate adjustments to avoid purchases of fractional Shares. See “The Offer - Section 1.”

How much are you offering to pay for my Shares and what is the form of payment?

We are offering to pay $20.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes. See “The Offer – Section 1.”

What is your source of funds for paying for the Shares?

Assuming that 4,771,221 Shares are purchased in the Offer at $20.00 per Share, the aggregate purchase price will be approximately $95.4 million. BFC and its wholly owned subsidiaries had cash on hand of approximately $34.7 million as of December 31, 2014 but intend to purchase Shares in the Offer and to pay all related fees and expenses using up to approximately $95 million of borrowings under one or more financing transactions which we will seek to enter into prior to the Expiration Date. We intend to consider financing alternatives with both affiliated entities as well as third party lenders. The Offer is subject to a financing condition, meaning that if we are unable to obtain financing on terms acceptable to us in an amount sufficient to fund the Offer, we will not be required to close the Offer. See “The Offer – Section 12.”

What is the market price of my Shares as of a recent date?

On March 16, 2015, the last trading day before we announced our intention to commence the Offer, the closing price of BBX Capital’s Class A Common Stock on the NYSE was $13.63 per share. You are encouraged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See “The Offer – Section 7.”

Will I have to pay any fees or commissions? Is the payment subject to withholding taxes?

If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you beneficially own your Shares through a broker or other nominee and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “Introduction.”

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If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. See “Introduction.”

Payments in connection with the Offer may also be subject to backup United States federal income tax withholding at a rate of 28% if certain requirements are not met. See “The Offer – Sections 3 and 6.”

What is your current ownership and voting interest in BBX Capital? What will it be if the Offer is completed?

As of the date of this Offer to Purchase, BFC owns 8,133,353, or approximately 51%, of the issued and outstanding shares of BBX Capital’s Class A Common Stock, and all 195,045 issued and outstanding shares of BBX Capital’s Class B Common Stock. Collectively, these shares represent an approximately 52% equity interest and 74% voting interest in BBX Capital. If all 4,771,221 Shares are purchased in the Offer, BFC would own 12,904,574 shares of BBX Capital’s Class A Common Stock following the Offer, which would represent approximately 81% of the issued and outstanding shares of BBX Capital’s Class A Common Stock and together with the shares of BBX Capital’s Class B Common Stock owned by BFC, would represent an approximately 81% equity interest and 90% voting interest in BBX Capital.

BFC may be deemed to be controlled by Alan B. Levan and John E. Abdo, who collectively beneficially own shares of BFC’s Class A Common Stock and Class B Common Stock representing an approximately 25% equity interest and 74% voting interest in BFC. In addition, Alan B. Levan is the Chairman, Chief Executive Officer and President of BFC and the Chairman and Chief Executive Officer of BBX Capital, and John E. Abdo is the Vice Chairman of both BFC and BBX Capital. As a result of their controlling position with respect to BFC, Alan B. Levan and John E. Abdo may be deemed to beneficially own the shares of BBX Capital’s Class A Common Stock and Class B Common Stock owned by BFC. Excluding those shares, Mr. Levan directly or indirectly owns 67,840 shares of BBX Capital’s Class A Common Stock and Mr. Abdo directly or indirectly owns 176,776 shares of BBX Capital’s Class A Common Stock. The directors and executive officers of BFC who own shares of BBX Capital’s Class A Common Stock, including Messrs. Alan Levan and Abdo as well as Jarett S. Levan, Seth M. Wise, Raymond S. Lopez and William Nicholson, have indicated that they intend to tender all of the Shares that they own pursuant to the Offer. See “The Offer – Section 13” for additional information regarding the beneficial ownership of BBX Capital’s Class A Common Stock by BFC’s directors and executive officers.

BFC’s Board of Directors designated a special committee comprised of independent directors who, with the assistance of its advisors, evaluated the advisability of making the Offer and determined and recommended the terms and conditions of the Offer, including the purchase price, which were approved by the full Board of Directors of BFC. In addition, BFC has been advised by BBX Capital that BBX Capital’s Board of Directors has formed a special committee who, with the assistance of its advisors, will evaluate the Offer on behalf of BBX Capital’s Board of Directors and make to BBX Capital’s shareholders on behalf of BBX Capital’s Board of Directors the recommendation of acceptance or rejection of the Offer, statement of its neutral position with respect to the Offer or statement of its inability to take a position with respect to the Offer, to be included in the Schedule 14D-9 to be filed by BBX Capital.

See “Introduction” and “The Offer – Sections 2 and 13.”

Why are you making the Offer?

BFC is making the Offer in order to increase its ownership of BBX Capital. BBX Capital’s operations and business represent an important component of BFC’s overall operations and BFC believes in the long-term value of BBX Capital. To that end and in furtherance of BFC’s recent business strategy of providing overall support for its controlled subsidiaries with a view to the improved performance of the organization as a whole, BFC has in recent years considered strategic transactions designed to increase its ownership of BBX Capital. During May 2013, BFC and BBX Capital entered into a merger agreement which provided for BBX Capital to be merged into and become a wholly subsidiary of BFC. As described in further detail in “The Offer – Section 2,” the merger agreement was terminated during December 2014 as a result of the inability to satisfy the closing condition requiring the listing of BFC’s Class A Common Stock on a national securities exchange as a consequence of the pendency of the SEC action against BBX Capital and its Chairman and the adverse verdict rendered by the jury in that action. Following the termination of the merger agreement, BFC’s Board of Directors continued its consideration of alternatives, including a tender offer, to increase BFC’s interest in BBX Capital. During March 2015, a special committee of BFC’s Board of Directors comprised of independent directors who are not shareholders of BBX Capital determined and recommended, and BFC’s full Board of Directors approved, the terms and conditions of the Offer as set forth herein.

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If BFC is successful in increasing its ownership to in excess of 80% of the outstanding shares of BBX Capital, BFC will be in a position to take advantage of certain significant tax benefits which are expected to be available to BFC as the holder of more than an 80% equity and voting interest in BBX Capital.

BFC is also making the Offer based on the belief of its Board of Directors, including the special committee thereof, that BBX Capital’s Class A Common Stock is currently undervalued as reflected by the recent trading of such stock at a market price that is significantly below its book value, which was $19.16 per share as of December 31, 2014. Accordingly, BFC’s Board of Directors and special committee believe that the purchase of Shares in the Offer is an advisable investment for BFC.

See “The Offer - Section 2.”

Are there any conditions to the Offer?

Yes. Our obligation to accept and pay for your tendered Shares depends upon a number of conditions that must be satisfied or waived on or prior to the Expiration Date, including, without limitation:

•	the consummation by us of financing transactions on terms acceptable to us and resulting in aggregate proceeds to us that are sufficient to fund our purchase of Shares in the Offer and to pay related fees and expenses;

•	that we determine that the consummation of the Offer and the purchase of Shares are not reasonably likely to result in BBX Capital’s Class A Common Stock being delisted from the NYSE or deregistered under the Exchange Act;

•	no general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

•	no decrease of more than 10% in the market price of BBX Capital’s Class A Common Stock or in the general level of market prices for equity securities in the United States or the NYSE, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on March 16, 2015, the last trading day before we announced our intention to commence the Offer;

•	no changes in the general political, market, economic or financial conditions, domestically or internationally, shall have occurred that are reasonably likely to materially and adversely affect BBX Capital’s business or the trading in the Shares;

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•	no person shall have proposed, announced or made a tender or exchange offer for the Shares (other than the Offer), or a merger, business combination or other similar transaction involving BBX Capital;

•	no material adverse change in BBX Capital’s business, condition (financial or otherwise), assets, income, operations or prospects shall have occurred during the Offer; and

•	the Offer and the purchase of Shares shall not be subject to the operation of the Rights Agreement between BBX Capital and American Stock Transfer & Trust Company, LLC, as Rights Agent, dated as of February 7, 2013 and amended on May 7, 2013 (the “Rights Agreement”).

See “The Offer – Section 12” for a more detailed discussion of these and other conditions to the Offer. If any condition to completion of the Offer is not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any Shares tendered pursuant to the Offer, or we may, in the sole discretion of our Board of Directors, waive such conditions. Notwithstanding the foregoing, we will not waive the condition requiring us to determine that the consummation of the Offer and the purchase of Shares are not reasonably likely to result in BBX Capital’s Class A Common Stock being delisted from the NYSE or deregistered under the Exchange Act, the condition that the Offer and the purchase of Shares will not be subject to the operation of the Rights Agreement or any other condition the waiver of which would be prohibited under applicable law.

The Offer is not conditioned on a minimum number of Shares being tendered or the approval of the Offer by the Board of Directors of BBX Capital, but is subject to the Board of Directors of BBX Capital taking such action as is necessary so that the Offer and the purchase of Shares is not subject to the operation of the Rights Agreement.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires. The Offer will expire at 5:00 P.M., New York City time, on April 24, 2015, or any later time and date to which the Offer may be extended (such time and date, as it may be extended, the “Expiration Date”). See “The Offer – Sections 1 and 4.” If you cannot deliver everything that is required in order to make a valid tender by the Expiration Date, you may be able to use a guaranteed delivery procedure, as described in “The Offer – Section 4.”

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it may have an earlier deadline for tendering your Shares. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its deadline. See “The Offer - Section 4.”

Can the Offer be extended?

Yes. We may extend the Offer in our sole discretion. If we extend the Offer, we will inform Computershare, which is the Depositary for the Offer, of that fact and will make a public announcement of the extension not later than 9:00 A.M., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See “The Offer – Section 1.”

How do I tender my Shares?

If you wish to tender all or any portion of your Shares in the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal and any other required documents to Computershare, the Depositary for the Offer, and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the applicable procedures described in this Offer to Purchase, in each case prior to the Expiration Date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee tender your Shares for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that institution in order to tender your Shares in the Offer. See “The Offer - Section 4.”

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If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares in the Offer by following the guaranteed delivery procedures described in “The Offer - Section 4.”

Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?

Yes. You may withdraw Shares at any time prior to the Expiration Date and, if we have not accepted your Shares for payment by May 19, 2015, you may withdraw them at any time after that date until we accept your Shares for payment. To withdraw Shares, you must deliver an executed written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Shares. Some additional requirements may apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer. See “The Offer - Section 5.”

 Can holders of stock options or restricted stock awards or units participate in the Offer?

The Offer is only for Shares and not for any stock options to acquire Shares. Accordingly, unexercised stock options may not be tendered in the Offer. If you hold exercisable but unexercised stock options and you wish to participate in the Offer, you must exercise your stock options in accordance with the terms of the applicable equity compensation plan under which they were granted and thereafter timely tender the Shares received upon exercise in accordance with the terms of the Offer. Unvested restricted stock awards and restricted stock units may not be tendered in the Offer. See “The Offer - Section 4.”

When and how will you pay me for the Shares I tender?

We will pay the purchase price net to the seller, in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date. We will announce the preliminary results of the Offer, including preliminary information about any expected proration, promptly following the Expiration Date. We do not expect, however, to announce the final results of any proration and begin paying for tendered Shares until at least four business days after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See “The Offer - Sections 1 and 3.”

Have you negotiated, or sought the approval of, the terms of the Offer with BBX Capital’s Board of Directors? Has BBX Capital’s Board of Directors adopted a position on the Offer?

We have not negotiated the terms of the Offer with BBX Capital’s Board of Directors and we have not requested that BBX Capital’s Board of Directors approve the Offer. Further, the Offer is not conditioned upon the receipt of approval or recommendation of the Offer by BBX Capital’s Board of Directors. However, we have requested and it is a condition to completing the Offer that BBX Capital’s Board of Directors take such action as is necessary so that the Offer and the purchase of the Shares is not subject to the operation of the Rights Agreement.

Pursuant to the rules promulgated by the SEC under the Exchange Act, BBX Capital is required to make a recommendation with respect to acceptance or rejection of the Offer, state that it expresses no opinion and is remaining neutral with respect to the Offer or state that it is unable to take a position with respect to the Offer, and in any case to publish such recommendation or statement on Schedule 14D-9 or send it to holders of the Shares within ten business days after the date that this Offer to Purchase is first published or sent to holders of the Shares. We encourage you to read the Schedule 14D-9 when it becomes available.

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BFC has been advised by BBX Capital that BBX Capital’s Board of Directors has formed a special committee who, with the assistance of its advisors, will evaluate the Offer on behalf of BBX Capital’s Board of Directors and make to BBX Capital’s shareholders on behalf of BBX Capital’s Board of Directors the recommendation of acceptance or rejection of the Offer, statement of its neutral position with respect to the Offer or statement of its inability to take a position with respect to the Offer, to be included in the Schedule 14D-9 to be filed by BBX Capital.

Does BFC or any of its controlling persons or executive officer or directors have interests in the Offer that are different from my interests as a shareholder of BBX Capital?

Yes. BFC’s interests in the Offer are different from those of shareholders being asked to tender their Shares. If you sell Shares in the Offer, you will cease to have any ownership interest in BBX Capital with respect to those Shares and, accordingly, will no longer be entitled to any of the rewards of ownership of BBX Capital, such as those with respect to gains on any sale of its assets or subsidiaries, dividends which may be paid by BBX Capital in the future, and other rewards relating to the earnings, appreciation and growth of BBX Capital, if any. Likewise, if you sell your Shares in this Offer, you will not bear any of the risks of ownership of BBX Capital with respect to such Shares, including those relating to BBX Capital’s ongoing operations, its business and investment strategies, and the risks of any decrease in the value of BBX Capital. See “The Offer – Section 13.”

BFC’s ownership interest in BBX Capital will increase in connection with its purchase of Shares pursuant to the Offer. BFC and, indirectly through BFC, BFC’s shareholders, including, without limitation, BFC’s controlling persons, executive officers and directors, as well as BBX Capital’s shareholders who continue to own Shares following the Offer will continue to be entitled to the benefits of, and they will bear the risks and detriments with respect to, the ownership of BBX Capital, including the risks and rewards described above and the risks resulting from our purchase of Shares in the Offer. See “The Offer - Section 2.”

In addition, as previously described, Alan B. Levan and John E. Abdo may be deemed to control BFC by virtue of their ownership interests in BFC’s Class A Common Stock and Class B Common Stock, Mr. Alan Levan serves as Chairman, Chief Executive Officer and President of BFC and as Chairman of BBX Capital, and Mr. Abdo serves as Vice Chairman of both BFC and BBX Capital. Further, Jarett S. Levan, the son of Alan B. Levan, is a director and the President of BBX Capital and a director and Executive Vice President of BFC. Seth M. Wise is Executive Vice President of BBX Capital and a director and Executive Vice President of BFC. Raymond S. Lopez has served as Chief Financial Officer of BBX Capital and Chief Financial Officer and Chief Accounting Officer of BFC, in each case since March 17, 2015. See “The Offer - Section 13.”

As a result of their controlling position with respect to BFC, Alan B. Levan and John E. Abdo may be deemed to beneficially own the shares of BBX Capital’s Class A Common Stock and Class B Common Stock owned by BFC. Excluding those shares, Mr. Alan Levan directly or indirectly owns 67,840 shares of BBX Capital’s Class A Common Stock and Mr. Abdo directly or indirectly owns 176,776 shares of BBX Capital’s Class A Common Stock. The directors and executive officers of BFC who own shares of BBX Capital’s Class A Common Stock, including Messrs. Alan Levan and Abdo as well as Jarett S. Levan, Seth M. Wise, Raymond S. Lopez and William Nicholson, have indicated that they intend to tender all of the Shares that they own pursuant to the Offer. See “The Offer – Section 13” for additional information regarding the beneficial ownership of BBX Capital’s Class A Common Stock by BFC’s directors and executive officers.

BFC’s Board of Directors designated a special committee comprised of independent directors who, with the assistance of its advisors, evaluated the advisability of making the Offer and determined and recommended the terms and conditions of the Offer, including the purchase price, which were approved by the full Board of Directors of BFC. See “The Offer - Section 2.”

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Is it anticipated that BBX Capital will continue as a public company following the Offer?

Yes. The Offer is not being conducted in connection with or anticipation of any going private transaction. As previously described, it is a condition of BFC’s obligation to purchase Shares pursuant to the Offer that BFC determines that such purchase upon consummation of the Offer are not reasonably likely to result in BBX Capital’s Class A Common Stock being delisted from the NYSE or deregistered under the Exchange Act. This condition may not be waived. See “The Offer – Section 2.”

What are the “associated preferred share purchase rights?”

BBX Capital is party to a Rights Agreement with American Stock Transfer & Trust Company, LLC, as Rights Agent, pursuant to which a dividend of one preferred share purchase right was paid with respect to each outstanding share of BBX Capital’s Class A Common Stock and Class B Common Stock. In addition, one preferred share purchase right was issued in connection with the issuance of, and attached to, each additional share of BBX Capital’s Class A Common Stock since the dividend date. The Rights Agreement was designed to protect BBX Capital’s ability to use available net operating loss carry forwards to offset future taxable income by providing a deterrent to shareholders (subject to certain exceptions) from acquiring a 5% or greater ownership interest in BBX Capital’s Class A Common Stock, or, with respect to owners of 5% or more of the Company’s Class A Common Stock, from acquiring any additional shares of BBX Capital’s Class A Common Stock, in each case without the prior approval of BBX Capital’s Board of Directors. Upon the occurrence of any such acquisition which triggers the operation of the Rights Agreement as well as the expiration of a limited interim period, the preferred share purchase rights would become exercisable. If the preferred share purchase rights become exercisable, the holders (other than the triggering “Acquiring Person” (as defined in the Rights Agreement) and its affiliates and transferees) will be entitled to purchase, for $25.00 per right, shares of BBX Capital’s Class A Common Stock having a market value of $50.00 (or, at the option of BBX Capital, the number of one-one hundredths of a share of BBX Capital’s Series A Junior Participating Preferred Stock equal to the number of shares of BBX Capital’s Class A Common Stock having a market value of $50.00). Prior to exercise, the preferred share purchase rights do not give their holders any dividend, voting or liquidation rights. In addition, the preferred share purchase rights are not represented by separate certificates or book-entry interests. Instead, they are evidenced by the certificates or book-entry interests of the Shares as to which they are associated, and they automatically trade with such associated Shares. Unless the context otherwise requires, all references to the “Shares” in this Offer to Purchase includes the associated preferred share purchase rights. Unless the preferred share purchase rights are redeemed prior to the expiration of the Offer, a tender of the Shares will constitute a tender of the associated preferred share purchase rights.

Based on information available to us, we do not believe that our purchase of Shares in the Offer will have an adverse impact on BBX Capital’s ability to utilize its net operating loss carry forwards to offset future taxable income. As previously described, it is a condition to the Offer that BBX Capital’s Board of Directors shall have taken such action as is necessary so that the Offer and the purchase of the Shares is not subject to the operation of the Rights Agreement.

The foregoing description of the Rights Agreement and the preferred share purchase rights issued thereunder is based upon publicly available documents. This description does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is filed as Exhibit 4.1 to BBX Capital’s Current Report on Form 8-K filed with the SEC on February 7, 2013, and Amendment No. 1 to the Rights Agreement, which is filed as Exhibit 4.1 to BBX Capital’s Current Report on Form 8-K filed with the SEC on May 13, 2013. See “The Offer – Section 8” for additional information regarding BBX Capital and how to access its publicly filed information.

Are appraisal rights available in the Offer?

No. Appraisal rights are not available in connection with the Offer. See “Introduction” and “The Offer – Section 14.”

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Generally, what are the United States federal income tax consequences of tendering Shares?

If you are a U.S. Holder, the sale or exchange of your Shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. If you are a Non-U.S. Holder, any gain realized upon the sale of your Shares pursuant to the Offer will not be subject to United States federal income tax. See “The Offer – Section 6.” You should consult your own tax advisor about the United States federal, state, local and foreign tax consequences of participating in the Offer in light of your particular circumstances.

Who should I contact with questions about the Offer?

If you have any questions regarding the Offer, please call Georgeson, the Information Agent for the Offer, at (877) 507-1756 for assistance. See the back cover of this Offer to Purchase for additional contact information.

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FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the other related documents delivered to you and/or incorporated by reference herein include “forward-looking statements” that are not purely historical regarding, among other things, our intentions, hopes, beliefs, expectations and strategies for the future, including, without limitation:

•	statements regarding the public float of BBX Capital’s shares following consummation of the Offer;

•	statements regarding whether BBX Capital’s Class A Common Stock will continue to be “margin securities” following consummation of the Offer;

•	statements regarding whether BBX Capital’s Class A Common Stock will continue to be traded on the NYSE or registered under the Exchange Act in the future;

•	statements regarding the plans, objectives or expectations regarding the future operations or status of BFC or BBX Capital;

•	statements regarding BFC’s goal to increase its ownership in BBX Capital to in excess of 80%, and, if applicable, BFC’s ability to thereafter maintain its greater than 80% ownership interest in BBX Capital, and in each case BFC’s ability to take advantage of certain tax benefits which may be available to it as a result of such ownership position;

•	whether the conditions to completing the Offer, including the financing condition, will be satisfied; and

•	any statement of assumptions underlying any of the foregoing.

Forward-looking statements are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “projects” or the negative of these terms or other comparable terminology. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements due to a variety of factors, including, but not limited to, changes in economic, market and business conditions, changes in the ownership of BBX Capital’s securities, particularly any substantial accumulations by persons who are not affiliated with BFC, and the risks and uncertainties detailed in BBX Capital’s filings with the SEC (which are available at www.sec.gov), including those set forth in the “Risk Factors” section of BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2014. Many of these risks are beyond our ability to control or predict.

Except as required by applicable law, we neither intend nor assume any obligation to update any forward-looking statements, which speak only as of the dates they are made.

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INTRODUCTION

BFC Financial Corporation, a Florida corporation (“BFC,” “we,” “us” or “our”) and the controlling shareholder of BBX Capital Corporation (“BBX Capital”), is offering to purchase up to 4,771,221 shares of BBX Capital’s Class A Common Stock, par value $0.01 per share (the “Shares”), together with the associated preferred share purchase rights issued in connection with and subject to the Rights Agreement, dated as of February 7, 2013, between BBX Capital and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agreement”), at a price of $20.00 per Share, net to the seller in cash (less any applicable withholding taxes and without interest), upon the terms and subject to the conditions described in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” and together with this Offer to Purchase, as each may be amended or supplemented from time to time, the “Offer”). Unless the context otherwise requires, all references to the Shares includes the associated preferred share purchase rights, and unless such associated preferred share purchase rights are redeemed prior to the expiration of the Offer, a tender of Shares will also constitute a tender of the associated preferred share purchase rights. No additional consideration will be paid for the associated preferred share purchase rights.

Because of the proration provisions described in this Offer to Purchase, BFC may not purchase all of the Shares tendered even if the Offer is completed. If more than 4,771,221 Shares are validly tendered and not withdrawn prior to the Expiration Date, BFC will purchase a pro rata number of Shares from all tendering shareholders, so that BFC would purchase no more than 4,771,221 Shares. If any tendered Shares are not accepted for payment pursuant to the Offer for any reason, including as a result of the proration provisions of the Offer, certificates for such unpurchased Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility (as defined in “The Offer - Section 4”)), without expense to you, as promptly as practicable following the expiration or termination of the Offer. See “The Offer – Section 3.”

Tendering shareholders who are the record owners of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by BFC pursuant to the Offer. Shareholders who hold their Shares through a broker or other nominee should check with such institution as to whether the institution will charge any service fees. However, if you fail to provide an Internal Revenue Service (“IRS”) Form W-9 or the appropriate IRS Form W-8, as applicable, you may be subject to any required backup United States federal income tax withholding at a rate of 28% of the gross proceeds payable in the Offer. See “The Offer – Sections 3 and 6.”

BFC will pay all charges and expenses of Computershare (the “Depositary”) and Georgeson (the “Information Agent”) incurred in connection with the Offer and in accordance with the terms of the agreements entered into by and between BFC and each such company. See “The Offer – Section 15.”

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. HOWEVER, THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS, INCLUDING A FINANCING CONDITION AND THAT WE DETERMINE THAT THE CONSUMMATION OF THE OFFER AND THE PURCHASE OF SHARES ARE not REASONABLY LIKELY TO RESULT IN BBX CaPITAL’S CLASS A COMMON STOCK BEING delisted from the NEW YORK STOCK EXCHANGE (THE “NYSE”) or deregistered under the SECURITIES Exchange Act OF 1934. SEE “THE OFFER - SECTION 12.”

According to BBX Capital’s Annual Report on Form 10-K filed with the SEC on March 16, 2015, a total of 15,977,433 shares of BBX Capital’s Class A Common Stock and 195,045 shares of BBX Capital’s Class B Common Stock were issued and outstanding as of March 16, 2015, and 1,406,763 shares of BBX Capital’s Class A Common Stock were reserved for issuance upon the exercise of outstanding stock options and the vesting of outstanding restricted stock units. Based upon the foregoing, there were approximately 17,384,196 shares of BBX Capital’s Class A Common Stock outstanding on a fully diluted basis on March 16, 2015. As of the date of this Offer to Purchase, BFC owns 8,133,353, or approximately 51%, of the issued and outstanding shares of BBX Capital’s Class A Common Stock, and all 195,045 issued and outstanding shares of BBX Capital’s Class B Common Stock (each of which is convertible on a share-for-share basis into BBX Capital’s Class A Common Stock at any time in BFC’s discretion). Collectively, these shares represent an approximately 52% equity interest and 74% voting interest in BBX Capital, or an approximately 47% equity interest and 72% voting interest in BBX Capital on a fully diluted basis. If all 4,771,221 Shares are purchased in the Offer, BFC would own 12,904,574 shares of BBX Capital’s Class A Common Stock following the Offer, which would represent approximately 81% of the issued and outstanding shares of BBX Capital’s Class A Common Stock, or 74% of BBX Capital’s Class A Common Stock on a fully diluted basis, and together with the shares of BBX Capital’s Class B Common Stock owned by BFC, would represent an approximately 81% equity interest and 90% voting interest in BBX Capital, or an approximately 75% equity interest and 86% voting interest in BBX Capital on a fully diluted basis.

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BFC may be deemed to be controlled by Alan B. Levan and John E. Abdo, who collectively beneficially own shares of BFC’s Class A Common Stock and Class B Common Stock representing an approximately 25% equity interest and 74% voting interest in BFC. In addition, Alan B. Levan is the Chairman, Chief Executive Officer and President of BFC and the Chairman and Chief Executive Officer of BBX Capital, and John E. Abdo is the Vice Chairman of both BFC and BBX Capital. In addition, Jarett S. Levan, the son of Alan B. Levan, is a director and the President of BBX Capital and a director and Executive Vice President of BFC. Seth M. Wise is Executive Vice President of BBX Capital and a director and Executive Vice President of BFC. Raymond S. Lopez has served as Chief Financial Officer of BBX Capital and Chief Financial Officer and Chief Accounting Officer of BFC, in each case since March 17, 2015.

As a result of their controlling position with respect to BFC, Alan B. Levan and John E. Abdo may be deemed to beneficially own the shares of BBX Capital’s Class A Common Stock and Class B Common Stock owned by BFC. Excluding those shares, Mr. Alan Levan directly or indirectly owns 67,840 shares of BBX Capital’s Class A Common Stock and Mr. Abdo directly or indirectly owns 176,776 shares of BBX Capital’s Class A Common Stock. The directors and executive officers of BFC who own shares of BBX Capital’s Class A Common Stock, including Messrs. Alan Levan and Abdo as well as Jarett S. Levan, Seth M. Wise, Raymond S. Lopez and William Nicholson, have indicated that they intend to tender all of the Shares that they own pursuant to the Offer. See “The Offer – Section 13” for additional information regarding the beneficial ownership of BBX Capital’s Class A Common Stock by BFC’s directors and executive officers.

BFC’s Board of Directors designated a special committee comprised of independent directors who, with the assistance of its advisors, evaluated the advisability of making the Offer and determined and recommended the terms and conditions of the Offer, including the purchase price, which were approved by the full Board of Directors of BFC.

The Offer is made only for Shares and is not made for any stock options to acquire Shares. Accordingly, unexercised stock options may not be tendered in the Offer. Holders of exercisable but unexercised stock options to purchase Shares who wish to tender some or all of such Shares must exercise such stock options in accordance with the terms of the applicable equity compensation plan under which the options were granted and thereafter timely tender the Shares in accordance with the Offer. In addition, unvested restricted stock awards and restricted stock units may not be tendered in the Offer.

BBX Capital’s Class A Common Stock is listed and traded on the NYSE under the symbol “BBX.” On March 16, 2015, the last trading day before we announced our intention to commence the Offer, the closing price of BBX Capital’s Class A Common Stock on the NYSE was $13.63 per share. You are encouraged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See “The Offer – Section 7.”

The Board of Directors of BBX Capital has not made a public statement as to whether it recommends that BBX Capital’s shareholders tender their Shares in the Offer. BBX Capital is required to make a recommendation with respect to acceptance or rejection of the Offer, state that it expresses no opinion and is remaining neutral with respect to the Offer or state that it is unable to take a position with respect to the Offer, and in any case to publish such recommendation or statement on Schedule 14D-9 or send it to holders of the Shares within ten business days after the date that this Offer to Purchase is first published or sent to holders of the Shares. We encourage you to read the Schedule 14D-9 when it becomes available.

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BFC has been advised by BBX Capital that BBX Capital’s Board of Directors has formed a special committee who, with the assistance of its advisors, will evaluate the Offer on behalf of BBX Capital’s Board of Directors and make to BBX Capital’s shareholders on behalf of BBX Capital’s Board of Directors the recommendation of acceptance or rejection of the Offer, statement of its neutral position with respect to the Offer or statement of its inability to take a position with respect to the Offer, to be included in the Schedule 14D-9 to be filed by BBX Capital.

No appraisal rights are available in connection with the Offer.

This Offer to Purchase, the Letter of Transmittal and the other related documents delivered to you in connection with the Offer contain important information which should be read before any decision is made with respect to the Offer.

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THE OFFER

1.	Terms of the Offer; Expiration Date; Proration.

The Offer is being made to all holders of Shares of BBX Capital’s Class A Common Stock. Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), we will accept for payment and pay for up to 4,771,221 Shares, or such lesser number of Shares as are properly tendered and not withdrawn in accordance with Section 5 before the Expiration Date, at a price of $20.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. As used in this Offer to Purchase, the term “Expiration Date” means 5:00 P.M., New York City time, on April 24, 2015, unless extended, in which event Expiration Date means the latest time and date at which the Offer, as so extended, shall expire. Unless the context otherwise requires, all references to the “Shares” includes the associated preferred share purchase rights, and unless such associated preferred share purchase rights are redeemed prior to the expiration of the Offer, a tender of Shares will also constitute a tender of the associated preferred share purchase rights. No additional consideration will be paid for the associated preferred share purchase rights.

The Offer is not conditioned on any minimum number of Shares being tendered. However, as described in Section 12, the Offer is subject to certain other conditions, including a financing condition and that we determine that the consummation of the Offer and the purchase of Shares are not reasonably likely to result in BBX Capital’s Class A Common Stock being delisted from the NYSE or deregistered under the Exchange Act. If any condition to completing the Offer is not satisfied, we may (i) terminate the Offer and return all tendered Shares to tendering shareholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 5, retain all such Shares until the extended Expiration Date, (iii) subject to applicable law and any requirement to extend the period of time during which the Offer is open, waive such condition and purchase all Shares validly tendered and not withdrawn prior to the Expiration Date or (iv) subject to applicable law, delay acceptance for payment or payment for Shares until satisfaction or waiver of the conditions to the Offer.

We will only purchase Shares properly tendered and not withdrawn. However, because of the proration provisions of the Offer, we may not purchase all of the Shares tendered even if all of the conditions of the Offer are satisfied or waived.

In the event that more than 4,771,221 Shares are properly tendered and not withdrawn prior to the Expiration Date, we will purchase such tendered Shares on a pro rata basis from all tendering shareholders, with appropriate adjustment to avoid purchases of fractional Shares. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each tendering shareholder will be based on the ratio of the number of Shares properly tendered and not withdrawn by such shareholder to the total number of Shares properly tendered and not withdrawn by all shareholders. We will announce the preliminary results of the Offer, including the preliminary proration factor, by press release promptly following the Expiration Date; however, because of difficulties which may be faced in determining the number of Shares properly tendered and not withdrawn and because of the guaranteed delivery procedures described in Section 4, we do not expect that we will be able to announce the final results of the Offer, including the final proration factor, if any, or commence payment for any Shares purchased pursuant to the Offer until at least four business days after the Expiration Date. Following the Expiration Date, shareholders may be able to obtain any preliminary proration information from the Information Agent as well as from their brokers. If we increase the number of Shares which we desire to purchase in the Offer, the preceding provisions will apply to the greater total number of Shares.

Shareholders can specify the order in which specified portions of their tendered Shares will be purchased in the event that, as a result of proration, some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a shareholder does not designate such order and fewer than all Shares are purchased, due to proration, the Depositary will select the order of Shares purchased. The number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences to the shareholder (as described in Section 6) and, therefore, may be relevant to a shareholder’s decision whether to tender Shares. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which such shareholder’s tendered Shares are to be purchased. You should consult your own tax advisor about the U.S. federal, state, local and foreign tax consequences of participating in the Offer in light of your particular circumstances.

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Subject to any applicable rules and regulations of the SEC, we expressly reserve the right, but not the obligation, in our discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension as described below. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw Shares.

Pursuant to Rule 14d-11 under the Exchange Act, because the Offer is not for all of the outstanding shares of BBX Capital’s Class A Common Stock that we do not own, we will not provide for a subsequent offering period following the expiration of the Offer.

If we (a) increase or decrease the consideration to be paid for Shares pursuant to the Offer, (b) decrease the number of Shares sought in the Offer or (c) increase the number of Shares sought in the Offer by an amount exceeding 2% of the total number of outstanding Shares, and in any such case the Offer is scheduled to expire before the expiration of a period of ten business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, we will extend the Offer until the expiration of such ten business day period.

If we make any other material change in the terms of or information concerning the Offer or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow adequate dissemination and investor response.

As used in this Offer to Purchase, the term “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If we extend the Offer, are delayed in accepting for payment of or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain all Shares tendered on our behalf, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as provided in Section 5. Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

We will announce the preliminary results of the Offer promptly following the Expiration Date. We do not expect, however, to announce the final results of any proration and begin paying for tendered Shares until at least four business days after the Expiration Date.

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Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rule 14e-1(d) and Rule 14d-4(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of the Shares in a manner reasonably designed to inform such holders of such changes), we currently intend to make announcements regarding the Offer by distributing a press release via Marketwired.

This Offer to Purchase, the Letter of Transmittal and the other related documents to be furnished will be mailed to the record holders of the Shares whose names appear as of the date of this Offer to Purchase on BBX Capital’s shareholder list. Such documents will also be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear as of the date of this Offer to Purchase on BBX Capital’s shareholder list or, if applicable, who are listed as of the date of this Offer to Purchase as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of the Shares.

2.	Background of the Offer; Purpose of the Offer; Plans for BBX Capital After the Offer; Certain Effects of the Offer.

Background of the Offer. BFC has held a significant investment in BBX Capital (or its predecessor company) for over 25 years. As of the date of this Offer to Purchase, BFC owns 8,133,353, or approximately 51%, of the outstanding shares of BBX Capital’s Class A Common Stock, and all 195,045 outstanding shares of BBX Capital’s Class B Common Stock. Collectively, these shares represent an approximately 52% equity interest and 74% voting interest in BBX Capital. In recent years, BFC has focused primarily on providing overall support for its controlled subsidiaries with a view to the improved performance of the organization as a whole. Consistent with this strategy, BFC’s Board of Directors has focused on possible ways to maximize the utilization of assets and resources within the consolidated organization, including, without limitation, through business combination transactions.

On May 7, 2013, BFC and BBX Capital entered into an Agreement and Plan of Merger which provided for BBX Capital to merge with and into a wholly-owned subsidiary of BFC. As described below, BFC and BBX Capital terminated the merger agreement on December 15, 2014. Under the terms of the merger agreement, BBX Capital’s shareholders (other than BFC and shareholders of BBX Capital who exercised appraisal rights in accordance with Florida law) would have been entitled to receive 5.39 shares of BFC’s Class A Common Stock in exchange for each share of BBX Capital’s Class A Common Stock that they held at the effective time of the merger. On May 7, 2013, the date on which the merger agreement was publicly announced, the closing price of BFC’s Class A Common Stock was $2.40 per share and the closing price of BBX Capital’s Class A Common Stock was $13.08 per share. The merger was approved by the respective shareholders of BFC and BBX Capital on April 29, 2014. However, consummation of the merger remained subject to certain other closing conditions, including, without limitation, BFC’s Class A Common Stock being approved for listing on a national securities exchange at the effective time of the merger. BFC was advised by the NYSE and NASDAQ that, subject to a change in their position in the future, they would not consider approval of any application for listing of BFC’s Class A Common Stock prior to the final resolution of the federal securities litigation brought by the SEC against BBX Capital and its Chairman, Alan B. Levan, who also serves as BFC’s Chairman. On December 15, 2014, the jury in such action, titled In re: Securities and Exchange Commission v. BankAtlantic Bancorp, Inc. and Alan B. Levan, found in favor of BBX Capital and Mr. Alan Levan with respect to all of its disclosures in BBX Capital’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, but found that they had engaged in an act of fraud or deceit toward shareholders or prospective investors knowingly or with severe recklessness (i) with respect to three sentences in BBX Capital’s July 25, 2007 earnings conference call and (ii) in their decision to sell certain loans in the fourth quarter of 2007 and failing to classify these loans as loans held-for-sale in its 2007 Annual Report on Form 10-K. The jury also found that Mr. Alan Levan made or caused to be made false statements to BBX Capital’s independent accountants regarding the held-for-sale issue. The SEC has filed a motion for final judgment (a) to permanently restrain BBX Capital and Mr. Alan Levan from violating securities laws, (b) to impose civil money penalties of approximately $5.2 million against BBX Capital and approximately $1.56 million against Mr. Alan Levan, and (c) to permanently bar Mr. Alan Levan from serving as an officer or director of any SEC reporting company. BBX Capital has stated that it believes the SEC’s claims to be without merit, continues to vigorously defend the action and intends to appeal any judgment entered to the 11th Circuit Court of Appeals. As a result of the time frames involved in such appeals, the Boards of Directors of BFC and BBX Capital mutually agreed to terminate the merger agreement on December 15, 2014. For a detailed description of the negotiations relating to and other background of the previously proposed merger between BFC and BBX Capital, see Schedule II to this Offer to Purchase.

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Following the termination of the merger agreement, BFC’s management began to consider alternative methods of increasing its ownership interest in BBX Capital. In connection therewith, BFC, with the assistance of its legal counsel, conducted an analysis of the tender offer requirements.

Thereafter through the date of this Offer to Purchase, BFC continued to pursue consideration of the Offer. At a meeting of BFC’s Board of Directors held on March 2, 2015, BFC’s management advised the Board of Directors that members of management had a conflict of interest as a result of their ownership of shares of BBX Capital’s Class A Common Stock and their intention to tender their shares in the Offer. BFC’s Board of Directors established a special committee comprised of Darwin Dornbush, Joel Levy, Alan Levy, Oscar Holzmann and Neil Sterling, each of whom is an independent director and is not a shareholder of BBX Capital, to evaluate the advisability of making the Offer and to determine the terms and conditions of the Offer, including the purchase price, for recommendation to the full Board of Directors.

On March 12, 2015, at a special meeting of BFC’s Board of Directors, the directors, together with legal and financial advisors, discussed the potential benefits and risks of pursuing the Offer and potential sources of financing. Following the special meeting of BFC’s Board of Directors, a meeting of the special committee was held at which the members, together with financial and legal advisors, discussed possible terms and conditions of the Offer, and while the special committee confirmed the advisability of proceeding with the Offer, no decisions were made at this meeting regarding the terms and conditions of the Offer.

On March 16, 2015, a meeting of the special committee was held at which the members resumed deliberations regarding the terms and conditions of the Offer, and after discussion among the members of the special committee and its legal and financial advisors, the special committee determined to recommend a $20.00 purchase price in the Offer and the other material terms and conditions set forth herein.

BFC’s Board of Directors held a meeting on March 16, 2015 immediately following the meeting of BFC’s special committee to consider and discuss the Offer. At the meeting, BFC’s special committee informed the board of directors of its recommendation regarding the terms and conditions of the Offer, including the $20.00 purchase price. After further discussion and consideration, BFC’s Board of Directors approved the $20.00 purchase price in the Offer and approved the Offer pursuant to the terms and conditions set forth herein.

Purpose of the Offer. The purpose of the Offer is to increase BFC’s ownership interest in BBX Capital. BBX Capital’s operations and business represent an important component of BFC’s overall operations and BFC believes in the long-term value of BBX Capital. BFC is seeking to increase its equity and voting interest in BBX Capital to greater than 80%, in which case BFC, BBX Capital, Woodbridge Holdings, LLC (“Woodbridge”), which is owned 54% by BFC and 46% by BBX Capital, and Bluegreen Corporation (“Bluegreen”), which is owned 100% by Woodbridge, would constitute an affiliated group for U.S. federal income tax purposes and would be entitled to file a consolidated group tax return. If within a consolidated tax group, BFC and BBX Capital would be entitled to a dividend received deduction of 100% with respect to dividends that it may receive from Woodbridge, compared to the 80% dividend received deduction to which they are currently entitled. Likewise, BFC would enjoy a 100% dividend received deduction with respect to all dividends received from BBX Capital. Further, each member of the consolidated tax group would, through a tax sharing agreement, be in a position to offset against income the losses of the other members of the group.

BFC is also making the Offer based on the belief of its Board of Directors, including the special committee thereof, that BBX Capital’s Class A Common Stock is currently undervalued as reflected by the recent trading of such stock at a market price that is significantly below its book value, which was $19.16 per share as of December 31, 2014. Accordingly, BFC’s Board of Directors and special committee believe that the purchase of Shares in the Offer is an advisable investment for BFC.

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The Offer also provides BBX Capital’s shareholders other than BFC with the opportunity to tender all or a portion of their Shares, and thereby receive a return of some or all of their investment if they so elect and the Offer is completed.

If all 4,771,221 Shares are purchased in the Offer, BFC would own 12,904,574 shares of BBX Capital’s Class A Common Stock following the Offer, which would represent approximately 81% of the issued and outstanding shares of BBX Capital’s Class A Common Stock and together with the shares of BBX Capital’s Class B Common Stock owned by BFC, would represent an approximately 81% equity interest and 90% voting interest in BBX Capital, or an approximately 75% equity interest and 86% voting interest in BBX Capital on a fully diluted basis.

Plans for BBX Capital after the Offer. Except as disclosed in this Offer to Purchase, neither BFC, nor to the best of its knowledge, any of BFC’s controlling persons, executive officers or directors, currently have any plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving BBX Capital or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of BBX Capital or any of its subsidiaries outside of the ordinary course of business;

•	any material change in BBX Capital’s present dividend rate or policy, or its indebtedness or capitalization;

•	any material change in BBX Capital’s present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the terms of directors or to change any material term of the employment contract of any executive officer;

•	any other material change in BBX Capital’s corporate structure or business;

•	any class of BBX Capital’s equity securities becoming delisted from the NYSE;

•	the termination of registration of any class of BBX Capital’s equity securities under Section 12(g)(4) of the Exchange Act;

•	the termination or suspension of BBX Capital’s obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of BBX Capital’s securities; or

•	any changes in BBX Capital’s Articles of Incorporation or Bylaws, or other actions that could impede the acquisition of control of BBX Capital.

Notwithstanding the foregoing, we expect that from time to time there may be significant developments or transactions involving our portfolio companies, including BBX Capital and its subsidiaries, Woodbridge Holdings, LLC (“Woodbridge”), which is owned 54% by BFC and 46% by BBX Capital, and Bluegreen Corporation (“Bluegreen”), which is owned 100% by Woodbridge, or their securities, or offers, proposals or discussions related thereto, which may involve acquisitions or sales by us of all or a portion of our holdings in such entities or acquisitions or sales of securities, assets or business operations by such entities. BFC and BBX Capital have previously disclosed that they may consider the disposition of all or a portion of their assets, investments or subsidiaries, including transactions involving Bluegreen, either directly or indirectly through a transaction involving Woodbridge, BBX Sweet Holdings, LLC, which is a wholly owned subsidiary of BBX Capital, and Renin Holdings LLC, which is owned 81% by BBX Capital and 19% by BFC. These may include, among other alternatives, a future sale or spin-off or other transactions involving public or private issuances of debt or equity securities which might result in the ownership of less than 100% of the companies. Nothing in the Offer will preclude us from pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of such events, subject to applicable law. Further, although we may not currently have any plans, other than as disclosed in this Offer to Purchase, that relate to or would result in any of the events discussed above, we may undertake or plan actions that relate to or could result in one or more of these events. Shareholders tendering Shares in the Offer run the risk of foregoing the benefit of any appreciation in the market price of the Shares, including any appreciation resulting from such potential future events.

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In addition, as described in this Offer to Purchase, certain of our executive officers and directors also serve as executive officers and/or directors of BBX Capital. These individuals receive and are expected to continue to receive compensation, including equity-based compensation, as may be approved from time to time by BBX Capital’s Compensation Committee, in consideration for their services as directors and/or executive officers of BBX Capital.

BBX Capital declared regular quarterly cash dividends on its common stock through January 2009. In February 2009, BBX Capital elected to exercise its right to defer payments of interest on its then-outstanding trust preferred securities junior subordinated debt. During the deferral period, BBX Capital was not permitted pay dividends to its common shareholders. In addition, BBX Capital, which at that time was the parent company of BankAtlantic, a federal savings bank, was subject to regulatory restrictions which prohibited BBX Capital from paying dividends without the consent of its primary regulator. During July 2012, BBX Capital sold BankAtlantic to BB&T Corporation and accordingly was deregistered as a savings and loan holding company. As part of the transaction, BB&T Corporation also assumed BBX Capital’s trust preferred securities obligations. As a result, the legal and regulatory restrictions on BBX Capital’s ability to pay dividends to its shareholders has ceased. BBX Capital did not pay dividends to its shareholders during 2012, 2013 or 2014 and disclosed its intention at such times to use its available cash to pursue opportunities in accordance with its business strategies. However, as described above, BBX Capital is not currently subject to legal or regulatory restrictions on its ability to pay dividends to its shareholders and has disclosed that it may in the future decide to pay dividends to its shareholders depending on the then-current financial condition of BBX Capital and other factors deemed relevant by its Board of Directors. In addition, certain of our directors or executive officers who also serve as directors or executive officers may in the future propose the declaration and payment of dividends by BBX Capital or other changes to BBX Capital’s dividend policy. As described below, shareholders of BBX Capital who tender Shares in the Offer will, with respect to such tendered Shares, no longer be entitled to any of the rewards of ownership of BBX Capital, including those with respect to any dividends which may be paid by BBX Capital in the future.

We intend to review on a continuing basis our investment in BBX Capital and take such actions with respect to our investment as we deem appropriate in light of the circumstances existing from time to time. Such actions could include, among other things, additional purchases of BBX Capital’s Class A Common Stock pursuant to one or more open-market purchase programs, through private transactions or through tender offers or otherwise. Future purchases may be on the same terms or on terms that are more or less favorable to BBX Capital’s shareholders than the terms of the Offer. Any possible future purchases will depend on many factors, including the results of the Offer, the market price of BBX Capital’s Class A Common Stock, our business and financial position, and general economic and market conditions. In addition, although we currently view our investment in BBX Capital as a long-term investment and intend to seek an ownership position in BBX Capital of at least 80% following the Offer, we may in the future determine to dispose of our investment in BBX Capital, in whole or in part, at any time and from time to time. Any such decision would be based on our assessment of a number of different factors, including, without limitation, the business, prospects and affairs of BBX Capital, the market for BBX Capital’s securities, the condition of the securities markets, general economic and industry conditions and other opportunities available to us.

In addition, our controlling persons, executive officers and directors may purchase or sell shares of BBX Capital’s Class A Common Stock in the open market or in private transactions based on factors considered by each of them individually.

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Certain Effects of the Offer. If you sell Shares in the Offer, you will cease to have any ownership interest in BBX Capital with respect to those Shares and, accordingly, will no longer be entitled to any of the rewards of ownership of BBX Capital, such as those with respect to gains on any sale of its assets or subsidiaries, dividends which may be paid by BBX Capital in the future, and other rewards relating to the earnings, appreciation and growth of BBX Capital, if any. Likewise, if you sell your Shares in the Offer, you will not bear any of the risks of ownership of BBX Capital with respect to such Shares, including those relating to BBX Capital’s ongoing operations, its business and investment strategies, and the risks of any decrease in the value of BBX Capital.

As described above, BFC’s ownership interest in BBX Capital will increase in connection with its purchase of Shares pursuant to the Offer. BFC and, indirectly through BFC, BFC’s shareholders, including, without limitation, BFC’s controlling persons, executive officers and directors, as well as BBX Capital’s shareholders who continue to own Shares following the Offer will continue to be entitled to the benefits of, and they will bear the risks and detriments with respect to, the ownership of BBX Capital, including the risks and rewards described above and the risks resulting from our purchase of Shares in the Offer. In addition, we can give no assurance as to the price at which a shareholder may be able to sell his or her Shares in the future, which may be at a net price significantly higher or lower than the $20.00 purchase price in the Offer.

Our purchase of Shares pursuant to the Offer will reduce BBX Capital’s “public float,” that is the number of Shares of BBX Capital’s Class A Common Stock owned by BBX Capital’s non-affiliated shareholders and available for trading in the securities markets, and reduce the number of BBX Capital’s shareholders. These reductions may result in lower stock prices, increased volatility and/or reduced liquidity in the trading market for BBX Capital’s Class A Common Stock in the future. It is a condition to the Offer that we determine that the consummation of the Offer and the purchase of Shares pursuant to the Offer are not reasonably likely to result in BBX Capital’s Class A Common Stock being delisted from the NYSE or deregistered under the Exchange Act. This condition may not be waived. If this condition is satisfied and the Offer is consummated, we anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to allow for a continued trading market for the Shares.

Shares of BBX Capital’s Class A Common Stock are currently “margin securities” under the rules and regulations of the Board of Governors of the Federal Reserve System. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. The purchase of Shares pursuant to the Offer may cause the Shares to no longer qualify as “margin securities” for purposes of the margin rules and regulations of the Board of Governors of the Federal Reserve System.

3.	Acceptance of and Payment for Shares.

General. Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), subject to proration as described in Section 1, we will accept for payment and pay for all Shares properly tendered and not withdrawn in accordance with Section 5 before the Expiration Date. As described in Section 1, we do not expect to make payment for tendered Shares until at least four business days following the Expiration Date. If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares purchased pursuant to the Offer.

We expressly reserve the right, in our discretion, but subject to applicable laws, to delay acceptance for and thereby delay payment for Shares in order to comply with applicable laws or if any of the conditions referred to in Section 12 have not been satisfied or if any event specified in such section has occurred. For a description of our right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Section 12.

We shall be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary. We will pay for your validly tendered and not withdrawn Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of all required documents to substantiate a valid tender, as set forth in Section 4. Accordingly, payment may be made to tendering shareholders at different times if delivery of the Shares and other required documents occurs at different times.

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Under no circumstances will we pay interest on the consideration paid for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in making payment.

If any tendered Shares are not accepted for payment pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to you, as promptly as practicable following the expiration or termination of the Offer.

Backup Withholding. Under U.S. federal income tax laws, payments made to tendering shareholders pursuant to the Offer may be subject to backup withholding unless a tendering U.S. Holder (as defined in Section 6) (i) provides a correct taxpayer identification number (which, for an individual, is the holder’s social security number) and any other required information, or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A holder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. To avoid backup withholding of U.S. federal income tax on payments made pursuant to the Offer, each eligible tendering U.S. Holder who does not otherwise establish an exemption from such withholding should complete and return the Substitute Form W- 9 included in the Letter of Transmittal. Eligible tendering Non-U.S. Holders (as defined in Section 6) should complete and submit IRS Form W-8BEN (or other applicable IRS Form W-8), which can be obtained from the Depositary or at www.irs.gov. For a more detailed discussion of backup withholding, see Section 6.

4.	Procedures for Tendering Shares.

Valid Tender of Shares. Except as set forth below, to tender Shares in the Offer, the Depositary must receive on or prior to the Expiration Date at its address set forth on the back cover of this Offer to Purchase (i) a Letter of Transmittal (or a facsimile thereof), properly completed and signed, together with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other required documents as set forth in the Letter of Transmittal, and (ii) certificates for the Shares to be tendered or confirmation of the book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility. Alternatively, you may tender your Shares by complying with the guaranteed delivery procedures set forth below.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at your sole option and risk, and delivery of your Shares will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date. In all cases, sufficient time should be allowed to ensure delivery on or prior to the Expiration Date.

If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that institution in order to tender your Shares in the Offer. In addition, your broker, dealer, commercial bank, trust company or other nominee may have a deadline for tendering your Shares which is earlier than the Expiration Date. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its procedures for tendering your Shares and the deadline to do so.

The valid tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered as specified in the Letter of Transmittal and (iv) if we accept the Shares for payment, we will at the time of such acceptance acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

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Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such registered holder has not completed the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program (STAMP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

(i) such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed notice of guaranteed delivery (“Notice of Guaranteed Delivery”) substantially in the form provided by us is received by the Depositary, as provided below, by the Expiration Date; and

(iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) together with any required signature guarantee or an Agent’s Message and any other required documents, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. (For these purposes a “trading day” is any day on which the NYSE is open for business.)

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The Notice of Guaranteed Delivery may be delivered by overnight courier, transmitted by facsimile or sent by mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Appointment of Proxy. By properly completing and duly executing a Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). This proxy will be governed by and construed in accordance with the laws of the State of Florida and applicable federal securities laws. All such proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior powers of attorney, proxies and consents granted by you with respect to such Shares will, without further action, be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if previously given, will cease to be effective). Our designees will be empowered to exercise all your voting and other rights with respect to such Shares as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of BBX Capital’s shareholders, or with respect to any actions by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, our designees must be able to exercise full voting, consent and other rights with respect to the Shares, including, without limitation, voting rights at any meeting of BBX Capital’s shareholders with a record date subsequent to the consummation of the Offer and at any meeting of BBX Capital’s shareholders with a record date prior to the consummation of the Offer if such Shares were held by such tendering shareholder as of such record date.

Stock Options and Restricted Stock Awards and Units. The Offer is made only for Shares and is not made for any options or other rights to acquire Shares (other than the associated preferred share purchase rights which are included as part of the Shares), including stock options, restricted stock awards and restricted stock units. Unexercised stock options may not be tendered in the Offer. Holders of exercisable but unexercised stock options to purchase Shares who wish to tender some or all of such Shares must exercise such stock options in accordance with the terms of the applicable equity compensation plan under which such options were granted and thereafter timely tender the Shares issued upon such exercise and which the holder desires to sell pursuant to the Offer. Any such exercise should be completed sufficiently in advance of the Expiration Date to assure the holder of such stock options that he, she or it will have sufficient time to comply with the procedures for tendering Shares described in this Section 4. In addition, unvested restricted stock awards and restricted stock units may not be tendered in the Offer. The tax consequences to holders of options exercising those securities and tendering some or all of the acquired Shares or of vested restricted stock awards or restricted stock units who tender some or all of the Shares issued upon vesting of the awards are not described under Section 6. Such persons should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise their stock options and tender their Shares or tender any Shares issued to them with respect to any vested restricted stock awards or restricted stock units.

Determination of Validity. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding to the fullest extent permitted by law. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our discretion, which determination shall be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition of the Offer to the extent permitted by applicable law or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of BFC or any of its affiliates, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

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Lost, Stolen or Destroyed Certificates. Shareholders whose certificates for part or all of their Shares which they desire to tender have been lost, destroyed or stolen should contact the Shareholder Services department of American Stock Transfer & Trust Company, LLC, the transfer agent for BBX Capital’s Class A Common Stock, at (800) 937-5449, for instructions to obtain a replacement certificate. That replacement certificate will then be required to be timely submitted together with the Letter of Transmittal and all other required documents in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and other required documentation cannot be processed until the procedures for replacing lost, stolen or destroyed certificates have been completed.

5.	Withdrawal Rights.

Except as otherwise provided in this Section 5, tenders of Shares are irrevocable. You may withdraw Shares that you have previously tendered pursuant to the Offer pursuant to the procedures set forth below at any time before the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after May 19, 2015 to the extent they have not been accepted for payment as provided in this Offer to Purchase on or prior to that date. If we extend the Offer, delay acceptance for payment or payment for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 5.

For your withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify (i) the name of the person who tendered the Shares to be withdrawn, and (ii) the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered to the Depositary, then, prior to the physical release of the certificates, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution unless the Shares have been tendered for the account of an Eligible Institution. In addition, the withdrawal notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures.

Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered by compliance with one of the tendering procedures described in Section 4.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any shareholder, whether or not similar defects or irregularities are waived in the case of any other shareholder. None of BFC or any of its affiliates, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

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6.	Material U.S. Federal Income Tax Consequences.

General.  The following discussion is a summary of the material U.S. federal income tax consequences to shareholders with respect to a sale of Shares for cash pursuant to the Offer. The discussion is based upon the provisions of the Code, Treasury regulations, administrative pronouncements of the IRS and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or differing interpretations. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular shareholder in light of his, her or its particular circumstances or to certain types of shareholders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans, U.S. Holders whose “functional currency” is not the U.S. dollar, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, shareholders holding their Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for U.S. federal income tax purposes or persons who received their Shares through exercise of employee stock options or otherwise as compensation. In addition, the discussion below does not consider the effect of any alternative minimum taxes, state or local or non-U.S. taxes or any U.S. federal tax laws other than those pertaining to income taxation. The discussion assumes that the Shares are held as “capital assets” within the meaning of Section 1221 of the Code. We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

 As used herein, a “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for these purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” means a beneficial owner of Shares (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of its partners (or members) will generally depend upon the status of the partner (or member) and upon the activities of the partnership (or other entity). Accordingly, partnerships (or other entities treated as partnerships for U.S. federal income tax purposes) that hold Shares, and partners (or members) of those partnerships (or other entities), should consult their tax advisors.

Each shareholder should consult his, her or its own tax advisor as to the particular U.S. federal income tax consequences to such shareholder of tendering Shares pursuant to the Offer and the applicability and effect of any state, local or non-U.S. tax laws and other tax consequences with respect to the Offer.

U.S. Holders - Consequences of the Offer. The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, if you hold your Shares as capital assets you will recognize a capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and your adjusted tax basis in the Shares. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same price in a single transaction) tendered in the Offer. If you are a non-corporate U.S. Holder who has held the Shares for more than one year, any such capital gain will generally be subject to U.S. federal income tax at a maximum tax rate of 20%. In addition, certain non-corporate shareholders may be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of the gain recognized in connection with the Offer. In the case of Shares that have been held for one year or less, such gains will generally be subject to tax at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

U.S. Holders - Information Reporting and Backup Withholding. Payments made to U.S. Holders pursuant to the Offer will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return the Substitute Form W-9 included with the Letter of Transmittal, certifying that such U.S. Holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. Holder is not subject to backup withholding. Certain holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

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Non-U.S. Holders - Consequences of the Offer. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized upon the receipt of cash for Shares pursuant to the Offer unless (i) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States or (ii) in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions exist.

Unless an applicable tax treaty provides otherwise, gains described in clause (i) of the preceding paragraph generally will be subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a resident of the United States (and corporate Non-U.S. Holders may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty). Gains described in clause (ii) of the preceding paragraph will generally be subject to U.S. federal income tax at a flat rate of 30%, but may be offset by U.S. source capital losses.

Non-U.S. Holders - Information Reporting and Backup Withholding. Payments made to Non-U.S. Holders pursuant to the Offer may be subject to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, Non-U.S. Holders should provide the Depositary with a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption. A copy of IRS Form W-8BEN (or other applicable IRS Form W-8) can be obtained from the Depositary or at www.irs.gov. Backup withholding is not an additional tax. Non-U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

7.	Price Range of the Shares.

BBX Capital’s Class A Common Stock is listed for trading on the NYSE under the trading symbol “BBX.” The tables below set forth, for the periods indicated, the high and low per share sales prices for BBX Capital’s Class A Common Stock on the NYSE.

	High	Low
Calendar year 2013
First quarter	$8.25	$6.72
Second quarter	13.58	8.10
Third quarter	15.25	12.07
Fourth quarter	15.73	12.97
Calendar year 2014
First quarter	$22.54	$14.18
Second quarter	20.50	17.06
Third quarter	19.95	17.25
Fourth quarter	18.50	11.80
Calendar year 2015
First quarter (through March 16, 2015)	$16.55	$13.26

On March 16, 2015, the last trading day before we announced our intention to commence the Offer, the closing price of BBX Capital’s Class A Common Stock on the NYSE was $13.63 per share. You are encouraged to obtain current market quotations for the Shares before deciding whether to tender your Shares.

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8.	Certain Information Concerning BBX Capital.

Except as specifically set forth herein, the information concerning BBX Capital contained in this Offer to Purchase has been taken from or is based upon BBX Capital’s public filings with the SEC (which may be obtained and inspected as described below). The summary information set forth below is qualified in its entirety by reference to and should be considered in conjunction with the more comprehensive financial and other information in such filings. We have no knowledge that would indicate that any statements contained herein based on such filings are untrue. However, neither we nor the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning BBX Capital or for any failure by BBX Capital to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to us.

BBX Capital, a Florida corporation, is a Florida-based company involved in the ownership, financing, acquisition, development and management of real estate and real estate related assets. BBX Capital is also involved in the investment in or acquisition of operating businesses. BBX Capital owns a 46% equity interest in Woodbridge, which owns 100% of Bluegreen, a sales, marketing and management company focused on vacation ownership industry. As described below, BFC holds the remaining 54% equity interest in Woodbridge. In addition, BBX Capital engages in joint venture arrangements with developers for residential and commercial development projects in which BBX Capital funds its equity investment in the real estate joint ventures through cash investments or by contributing real estate properties.

On July 31, 2012, BBX Capital sold BankAtlantic to BB&T Corporation. Prior to such transaction, BBX Capital was a bank holding company and its principal asset was its ownership of BankAtlantic, a federal savings bank.

As of December 31, 2014, BBX Capital had total consolidated assets of approximately $392.9 million, shareholders' equity attributable to BBX Capital of approximately $309.8 million and total equity of approximately $311.3 million. BBX Capital generated net income of approximately $4.3 million for the year ended December 31, 2014.

BBX Capital’s principal offices are located at 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, and its telephone number at such address is (954) 940-4000. BBX Capital’s website address is www.bbxcapital.com. The information contained in, accessible from or connected to BBX Capital's website is not incorporated into, or otherwise a part of, this Offer to Purchase.

Available Information. BBX Capital’s Class A Common Stock and the associated preferred share purchase rights are registered under the Exchange Act. BBX Capital is therefore subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning BBX Capital’s directors and officers, their remuneration, stock options and other equity compensation granted to them, the principal holders of BBX Capital’s securities and any material interest of such persons in transactions with BBX Capital is required to be disclosed in proxy statements distributed to BBX Capital’s shareholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. BBX Capital’s filings with the SEC are also available to the public on the SEC’s website at http://www.sec.gov. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

9.	Certain Information Concerning BFC and its Executive Officers, Directors and Controlling Persons.

BFC. BFC, a Florida corporation, is a Florida-based holding company whose principal holdings include a 52% equity interest in BBX Capital and a 54% equity interest in Woodbridge, which owns 100% of Bluegreen. BFC also holds interests in other investments and subsidiaries and previously held a significant investment in Benihana Inc. (“Benihana”) until the acquisition of Benihana by Safflower Holdings Corp. during August 2012.

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As of December 31, 2014, BFC had total consolidated assets of approximately $1.4 billion, shareholders’ equity attributable to BFC of approximately $252.9 million and total consolidated equity of approximately $446.7 million. Net income attributable to BFC for the year ended December 31, 2014 was approximately $13.9 million.

BFC’s principal offices are located at 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, and its telephone number at such address is (954) 940-4900. BFC’s website address is www.bfcfinancial.com. The information contained in, accessible from or connected to BFC’s website is not incorporated into, or otherwise a part of, this Offer to Purchase.

Financial Information. The audited consolidated financial statements and notes thereto included in Part II, Item 8 of BFC’s Annual Report on Form 10-K for the year ended December 31, 2014 are incorporated by reference into this Offer to Purchase. Please see “Available Information” below for instructions on how you can obtain copies of BFC’s SEC filings, including filings that contain BFC’s financial statements. In addition, set forth on Schedule III to this Offer to Purchase is summary historical consolidated financial data for the years ended December 31, 2014 and 2013, including BFC’s ratio of earnings to fixed charges for such years and BFC’s book value per share as of December 31, 2014.

Certain Related Parties. BFC owns 8,133,353, or approximately 51%, of the issued and outstanding shares of BBX Capital’s Class A Common Stock, and all 195,045 issued and outstanding shares of BBX Capital’s Class B Common Stock. Collectively, these shares represent an approximately 52% equity interest and 74% voting interest in BBX Capital. BFC may be deemed to be controlled by Alan B. Levan and John E. Abdo, who collectively beneficially own shares of BFC’s Class A Common Stock and Class B Common Stock representing an approximately 25% equity interest and 74% voting interest in BFC. In addition, Alan B. Levan is the Chairman, Chief Executive Officer and President of BFC and the Chairman and Chief Executive Officer of BBX Capital, and John E. Abdo is the Vice Chairman of both BFC and BBX Capital. As a result of their controlling position with respect to BFC, Alan B. Levan and John E. Abdo may be deemed to beneficially own the shares of BBX Capital’s Class A Common Stock and Class B Common Stock owned by BFC. Excluding those shares, Alan B. Levan directly or indirectly owns 67,840 shares of BBX Capital’s Class A Common Stock and John E. Abdo directly or indirectly owns 176,776 shares of BBX Capital’s Class A Common Stock. (See Section 13 for additional information regarding the beneficial ownership of BBX Capital’s Class A Common Stock by BFC’s directors and executive officers, including Alan B. Levan and John E. Abdo.) In addition, Jarett S. Levan, the son of Alan B. Levan, is a director and the President of BBX Capital and a director and Executive Vice President of BFC. Seth M. Wise is Executive Vice President of BBX Capital and a director and Executive Vice President of BFC. Raymond S. Lopez has served as Chief Financial Officer of BBX Capital and Chief Financial Officer and Chief Accounting Officer of BFC, in each case since March 17, 2015.

Available Information. BFC’s Class A Common Stock, including the associated preferred share purchase rights, and Class B Common Stock are registered under the Exchange Act. BFC is therefore subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning BFC’s directors and officers, their remuneration, stock options and other equity compensation granted to them, the principal holders of BFC’s securities and any material interest of such persons in transactions with BFC is required to be disclosed in proxy statements distributed to BFC’s shareholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. BFC’s filings with the SEC are also available to the public on the SEC’s website at http://www.sec.gov. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

Pursuant to Rule 14d-3 under the Exchange Act, BFC has filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Purchase forms a part, and exhibits to such Schedule TO.

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The SEC allows BFC to “incorporate by reference” information into this Offer to Purchase. This means that BFC can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Offer to Purchase, except for any information that is superseded by information that is included directly in this document. This Offer to Purchase incorporates by reference BFC’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 16, 2015. You may request copies of such filing and any other document filed by BFC with the SEC, without charge, by written or telephonic request directed to BFC Financial Corporation, 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, Attention: Corporate Secretary, (954) 940-4000, or on BFC’s website at www.bfcfinancial.com or from the SEC as described above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents (unless the exhibit is specifically incorporated by reference into this Offer to Purchase).

Additional Information. The name, business address, current principal occupation or employment, five year material employment history and citizenship of each of BFC’s directors, executive officers and controlling persons are set forth on Schedule I hereto.

Except as set forth elsewhere in this Offer to Purchase, including in the schedules hereto, neither BFC nor, to its knowledge, any of the persons listed in Schedule I has, during the past five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase, including in the schedules hereto, (i) neither BFC nor, to BFC’s knowledge, any of the persons listed in Schedule I hereto or any associate or majority owned subsidiary of BFC or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of BBX Capital, (ii) neither BFC nor, to BFC’s knowledge, any of the persons or entities referred to in clause (i) above has effected any transaction in the Shares during the past 60 days, (iii) neither BFC nor, to BFC’s knowledge, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of BBX Capital (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations), (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between BFC, its subsidiaries or, to BFC’s knowledge, any of the persons listed in Schedule I hereto, on the one hand, and BBX Capital or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations, and (v) during the two years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between BFC, its subsidiaries or, to BFC’s knowledge, any of the persons listed in Schedule I hereto, on the one hand, and BBX Capital or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10.	Source and Amount of Funds.

If the Offer is fully subscribed, we estimate that the total amount of funds that we will require to consummate the Offer, including to pay related fees and expenses, is approximately $95 million. BFC and its wholly owned subsidiaries had cash on hand of approximately $34.7 million as of December 31, 2014 but intend to purchase Shares in the Offer and to pay all related fees and expenses using approximately $95 million of borrowings from one or more financing transactions which we will seek to enter into prior to the Expiration Date. We intend to consider financing alternatives with affiliated entities, including Bluegreen, as well as third party lenders. The Offer is subject to a financing condition, meaning that if we are unable to obtain financing on terms acceptable to us in an amount sufficient to fund the Offer, we will not be required to close the Offer. See Section 12.

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11.	Changes in Capitalization; Dividends and Distributions; Liens.

If, on or after the date of this Offer to Purchase, BBX Capital (i) splits, combines or otherwise changes the Shares or its capitalization, (ii) acquires Shares or otherwise causes a reduction in the number of Shares, (iii) issues or sells additional Shares, or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing or (iv) discloses that it has taken such action, then, without prejudice to our rights under Section 12, we may make such adjustments in the purchase price and/or other terms of the Offer as we deem appropriate to reflect such split, combination or other change, including the number or type of securities offered to be purchased.

Shares acquired pursuant to the Offer shall be transferred by the holder thereof and acquired by us free and clear of all liens, restrictions, charges, encumbrances, security interests, claims and equities or rights of others of any nature or kind whatsoever and together with all rights and benefits arising therefrom, including (subject to the payment of dividends as described below) the right to all other securities which may be declared, paid, issued, accrued, distributed, made or transferred on or after the date of this Offer to Purchase in respect of the Shares.

If, on or after the date of this Offer to Purchase, BBX Capital declares or pays any dividend or declares, makes or pays any other distribution or payment on or declares, allots, reserves or issues any securities, rights or other interests with respect to the Shares, that is payable or distributable to the holders of such Shares on a record date that precedes the date of transfer of such Shares into the name of us or our nominee or transferee on the share register maintained by or on behalf of BBX Capital in respect of Shares accepted for purchase pursuant to the Offer, then without prejudice to our rights under Section 12, (i) the purchase price per Share in the Offer may be reduced by the amount of any such cash dividends or cash distributions and (ii) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for our account and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for our account, accompanied by appropriate documentation of transfer or (b) at our direction, be exercised for our benefit, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance or proceeds and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by us in our sole discretion.

The declaration or payment of any such dividend or distribution may have tax consequences not discussed under Section 6.

12.	Conditions of the Offer.

The Offer is not conditioned on any minimum number of Shares being tendered or the approval of the Board of Directors of BBX Capital. However, notwithstanding any other provision of the Offer, we will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer)), pay for any Shares tendered, and may terminate or amend the Offer, if any time on or after the date of this Offer to Purchase:

•	we do not consummate financing transactions on terms acceptable to us and resulting in aggregate proceeds to us that are sufficient to fund our purchase of Shares in the Offer and to pay related fees and expenses;

•	we determine that the consummation of the Offer and the purchase of Shares pursuant to the Offer are reasonably likely to result in BBX Capital’s Class A Common Stock being delisted from the NYSE or deregistered under the Exchange Act;

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•	BBX Capital’s Board of Directors does not take action so that the Offer and the purchase of Shares are not subject to the operation of the Rights Agreement;

•	there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•	challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer; or

•	in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer;

•	there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

•	make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer; or

•	materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects;

•	there has been a general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	there has been a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	there has been a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

•	there has been a decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the United States or the NYSE, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured from the close of trading on March 16, 2015, the last trading day before we announced our intention to commence the Offer;

•	there has been a commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, or any such war, armed hostility or other calamity has materially escalated;

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•	any limitation, whether or not mandatory, has been established by any governmental, regulatory or administrative agency or authority on, or any event has occurred that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•	there has been any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect BBX Capital’s business or the trading in the Shares;

•	in the case of any of the foregoing events or circumstances existing at the time of the commencement of the Offer, there has been a material acceleration or worsening thereof;

•	a tender or exchange offer for any or all of the Shares, or any merger, acquisition, business combination or other similar transaction with or involving BBX Capital or any of its subsidiaries (other than the Offer), has been proposed, announced or made by any person or has been publicly disclosed;

•	we learn that:

•	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before March 16, 2015); or

•	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before March 16, 2015 other than us has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 2% or more of the outstanding Shares;

•	any person, entity or group other than us has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire BBX Capital or any of the Shares, or has made a public announcement reflecting an intent to acquire BBX Capital or any of its subsidiaries or its or their assets or securities;

•	any change or changes have occurred or are threatened in BBX Capital’s or its subsidiaries’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on BBX Capital or any of its subsidiaries or the benefits of the Offer to us;

•	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion;

All of the conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and, to the extent permitted by applicable law, may be waived by us, in whole or in part, at any time and from time to time in our discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. We will not waive the condition requiring us to determine that the consummation of the Offer and the purchase of Shares are not reasonably likely to result in BBX Capital’s Class A Common Stock being delisted from the NYSE or deregistered under the Exchange Act, the condition that the Offer and the purchase of Shares will not be subject to the operation of the Rights Agreement or any other condition the waiver of which would be prohibited under applicable law.

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If one of the conditions to completing the Offer is triggered by events that occur before the Expiration Date, we will promptly inform shareholders whether we intend to proceed with the Offer. In certain circumstances, we may be required to extend the Expiration Date if we waive any of the conditions to completing the Offer.

The determination as to whether any condition has been satisfied will be made in our exclusive judgment and will be final and binding.

13.	Interests of Certain Persons in the Offer; Beneficial Ownership of the Shares; Transactions in the Shares; Related Party Transactions.

Interests of Certain Persons in the Offer. According to BBX Capital’s Annual Report on Form 10-K filed with the SEC on March 16, 2015, a total of 15,977,433 shares of BBX Capital’s Class A Common Stock and 195,045 shares of BBX Capital’s Class B Common Stock were issued and outstanding as of March 16, 2015, and 1,406,763 shares of BBX Capital’s Class A Common Stock were reserved for issuance upon the exercise of outstanding stock options and the vesting of outstanding restricted stock units. Based upon the foregoing, there were approximately 17,384,196 shares of BBX Capital’s Class A Common Stock outstanding on a fully diluted basis on March 16, 2015. As of the date of this Offer to Purchase, BFC owns 8,133,353, or approximately 51%, of the issued and outstanding shares of BBX Capital’s Class A Common Stock, and all 195,045 issued and outstanding shares of BBX Capital’s Class B Common Stock (each of which is convertible on a share-for-share basis into BBX Capital’s Class A Common Stock at any time in BFC’s discretion). Collectively, these shares represent an approximately 52% equity interest and 74% voting interest in BBX Capital, or an approximately 47% equity interest and 72% voting interest in BBX Capital on a fully diluted basis. If all 4,771,221 Shares are purchased in the Offer, BFC would own 12,904,574 shares of BBX Capital’s Class A Common Stock following the Offer, which would represent approximately 81% of the issued and outstanding shares of BBX Capital’s Class A Common Stock, or 74% of BBX Capital’s Class A Common Stock on a fully diluted basis, and together with the shares of BBX Capital’s Class B Common Stock owned by BFC, would represent an approximately 81% equity interest and 90% voting interest in BBX Capital, or an approximately 75% equity interest and 86% voting interest in BBX Capital on a fully diluted basis.

As previously described, BFC’s interests in the Offer are different from those of shareholders being asked to tender their Shares. If you sell Shares in the Offer, you will cease to have any ownership interest in BBX Capital with respect to those Shares and, accordingly, will no longer be entitled to any of the rewards or bear any of the risks of ownership of BBX Capital. On the other hand, BFC’s ownership interest in BBX Capital will increase in connection with its purchase of Shares pursuant to the Offer. BFC and, indirectly through BFC, BFC’s shareholders, including, without limitation, BFC’s controlling persons, executive officers and directors named below, as well as BBX Capital’s shareholders who continue to own Shares following the Offer will continue to be entitled to the benefits of, and they will bear the risks and detriments with respect to, the ownership of BBX Capital

BFC may be deemed to be controlled by Alan B. Levan and John E. Abdo, who collectively beneficially own shares of BFC’s Class A Common Stock and Class B Common Stock representing an approximately 25% equity interest and 74% voting interest in BFC. In addition, Alan B. Levan is the Chairman, Chief Executive Officer and President of BFC and the Chairman and Chief Executive Officer of BBX Capital, and John E. Abdo is the Vice Chairman of both BFC and BBX Capital. In addition, Jarett S. Levan, the son of Alan B. Levan, is a director and the President of BBX Capital and a director and Executive Vice President of BFC. Seth M. Wise is Executive Vice President of BBX Capital and a director and Executive Vice President of BFC. Raymond S. Lopez has served as Chief Financial Officer of BBX Capital and Chief Financial Officer and Chief Accounting Officer of BFC, in each case since March 17, 2015.

As a result of their controlling position with respect to BFC, Alan B. Levan and John E. Abdo may be deemed to beneficially own the shares of BBX Capital’s Class A Common Stock and Class B Common Stock owned by BFC. Excluding those shares, Mr. Alan Levan directly or indirectly owns 67,840 shares of BBX Capital’s Class A Common Stock and Mr. Abdo directly or indirectly owns 176,776 shares of BBX Capital’s Class A Common Stock. The directors and executive officers of BFC who own shares of BBX Capital’s Class A Common Stock, including Messrs. Alan Levan and Abdo as well as Jarett S. Levan, Seth M. Wise, Raymond S. Lopez and William Nicholson, have indicated that they intend to tender all of the Shares that they own pursuant to the Offer. See “Beneficial Ownership of the Shares” below for additional information regarding the beneficial ownership of BBX Capital’s Class A Common Stock by BFC’s directors and executive officers.

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BFC’s Board of Directors designated a special committee comprised of independent directors who, with the assistance of its advisors, evaluated the advisability of making the Offer and determined and recommended the terms and conditions of the Offer, including the purchase price, which were approved by the full Board of Directors of BFC. In addition, BFC has been advised by BBX Capital that BBX Capital’s Board of Directors has formed a special committee who, with the assistance of its advisors, will evaluate the Offer on behalf of BBX Capital’s Board of Directors and make to BBX Capital’s shareholders on behalf of BBX Capital’s Board of Directors the recommendation of acceptance or rejection of the Offer, statement of its neutral position with respect to the Offer or statement of its inability to take a position with respect to the Offer, to be included in the Schedule 14D-9 to be filed by BBX Capital.

Beneficial Ownership of the Shares. BFC and, to the best of its knowledge, its executive officers, directors and controlling persons, currently beneficially own shares of BBX Capital’s Class A Common Stock as set forth in the following table. Unless otherwise noted, each beneficial owner has sole voting and investment power over the shares beneficially owned.

	Number of Shares		Percent (1)
BFC Financial Corporation(2)	8,328,398	(3)	51.5%
Alan B. Levan(2)(4)	8,398,638	(3)(5)(6)	51.9%
John E. Abdo(2)	8,506,774	(3)(6)	52.6%
Jarett Levan(4)	45,629	(6)	*
Seth M. Wise	43,914		*
William Nicholson	2,394		*
Raymond S. Lopez	35		*

*	Less than one percent.

(1)	The beneficial ownership interest percentage of each person has been calculated based on 15,977,433 shares of BBX Capital’s Class A Common Stock outstanding, as of March 16, 2015 as set forth in BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2014, and: (a) the 195,045 shares of BBX Capital’s Class B Common Stock owned by BFC, as described in footnote 3 below, with respect to the ownership percentage of BFC, Mr. Alan Levan and Mr. Abdo; and (b) the shares of BBX Capital’s Class A Common Stock which may be acquired within 60 days after the date of this Offer to Purchase pursuant to the exercise of stock options, with respect to the ownership percentage of the persons named in such footnote.

(2)	As previously described, BFC may be deemed to be controlled by Mr. Alan Levan and Mr. Abdo, who collectively may be deemed to have an aggregate beneficial ownership of shares of BFC’s Class A Common Stock and Class B Common Stock representing approximately 74% of the total voting power of BFC. As a result, the shares of BBX Capital’s Class A Common Stock and Class B Common Stock owned by BFC may be deemed to be beneficially owned by each of Mr. Alan Levan and Mr. Abdo and are reflected in the table above with respect to each of their beneficial holdings.

(3)	Includes: (a) 20 shares of BBX Capital’s Class A Common Stock held through Eden Services, Inc., a direct wholly-owned subsidiary of BFC; (b) 22 shares of BBX Capital’s Class A Common Stock held through ODI Program Partnership LLLP, the general partner of which is an indirect wholly-owned subsidiary of BFC; and (d) 195,045 shares of BBX Capital’s Class B Common Stock held directly by BFC which are convertible at any time in BFC’s discretion on a share-for-share basis into BBX Capital’s Class A Common Stock.

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(4)	Mr. Alan Levan is the father of Mr. Jarett Levan.

(5)	In addition to the shares of BBX Capital’s Class A Common Stock and Class B Common Stock which Mr. Alan Levan may be deemed to beneficially own through BFC, Mr. Alan Levan’s beneficial holdings in BBX Capital’s Class A Common Stock also include 657 shares held by Levan Partners LLC.

(6)	Includes beneficial ownership of the following number of shares of BBX Capital’s Class A Common Stock which may be acquired within 60 days after the date of this Offer to Purchase pursuant to the exercise of stock options: Mr. Alan Levan — 2,400 shares; Mr. Abdo — 1,600 shares; and Mr. Jarett Levan —600 shares.

Transactions in the Shares. During September 2014, each of Mr. Alan Levan, Mr. Jarett Levan and Mr. Wise, as trustee for a trust in his name, entered into Rule 10b5-1 Trading Plans for the purpose of selling certain shares of BBX Capital’s Class A Common Stock. In addition, during May 2014, Mr. Abdo, as trustee of a trust in his name, entered into a Rule 10b5-1 Trading Plan, which was amended in September 2014, for the purpose of selling certain shares of BBX Capital’s Class A Common Stock. Mr. Alan Levan and Mr. Abdo indicated that their respective Rule 10b5-1 Trading Plans were entered into for tax, estate planning and diversification purposes. Mr. Jarett Levan and Mr. Wise indicated that they entered into their respective Rule 10b5-1 Trading Plans for liquidity purposes. All of these Rule 10b5-1 Trading Plans were terminated prior to and in connection with the announcement of the Offer.

To the best of BFC’s knowledge, no sales were made under any of the above-described Rule 10b5-1 Trading Plans during the sixty days preceding the date of this Offer to Purchase. In addition, neither BFC, nor, to the best of its knowledge, any of its executive officers, directors or controlling persons, has otherwise effected any transaction in any shares of BBX Capital’s Class A Common Stock during the sixty days preceding the date of this Offer to Purchase.

Related Party Transactions. As previously described, Mr. Alan Levan, Mr. Abdo and Mr. Jarett Levan are each executive officers and directors of both BBX Capital and BFC, and Mr. Wise is an executive officer and director of BFC and an executive officer of BBX Capital. In addition, John K. Grelle served as Chief Financial Officer and Chief Accounting Officer of BFC and Chief Financial Officer of BBX Capital until his retirement on March 16, 2015. Upon his retirement, Mr. Grelle was succeeded with respect to all such positions by Raymond S. Lopez, who previously served as Senior Vice President and Chief Accounting Officer of Bluegreen. Mr. Alan Levan’s total compensation from BFC and BBX Capital was approximately $7.0 million and $4.4 million, respectively, for the year ended December 31, 2014, and $2.8 million and $4.2 million, respectively, for the year ended December 31, 2013. Mr. Abdo’s total compensation from BFC and BBX Capital was approximately $7.1 million and $4.5 million, respectively, for the year ended December 31, 2014, and $2.9 million and $4.2 million, respectively, for the year ended December 31, 2013. Mr. Jarett Levan’s total compensation from BFC and BBX Capital was approximately $3.0 million and $1.8 million, respectively, for the year ended December 31, 2014, and $0.9 million and $1.6 million, respectively, for the year ended December 31, 2013. Mr. Wise’s total compensation from BFC and BBX Capital was approximately $2.9 million and $1.8 million, respectively, for the year ended December 31, 2014, and $0.8 million and $1.6 million, respectively, for the year ended December 31, 2013. Mr. Grelle’s total compensation from each of BFC and BBX Capital was approximately $0.3 million for each of the year ended December 31, 2014 and the year ended December 31, 2013. The compensation amounts for BBX Capital set forth above include (i) for each of Mr. Alan Levan and Mr. Abdo, restricted stock units covering 132,027 shares of BBX Capital’s Class A Common Stock granted to each of them by BBX Capital during October 2014 and 143,333 shares of BBX Capital’s Class A Common Stock granted to each of them by BBX Capital during October 2013, and (ii) for each of Mr. Jarett Levan and Mr. Wise, restricted stock units covering 66,014 shares of BBX Capital’s Class A Common Stock granted to each of them by BBX Capital during October 2014 and 71,667 shares of BBX Capital’s Class A Common Stock granted to each of them by BBX Capital during October 2013.

BFC and BBX Capital own 54% and 46%, respectively, of the outstanding equity interests in Woodbridge, which is the sole shareholder of Bluegreen as a result of the merger between Woodbridge and Bluegreen described below. Prior to such merger, BFC owned approximately 54% of Bluegreen’s outstanding common stock indirectly through Woodbridge, which was a wholly-owned subsidiary of BFC at that time. In addition, Mr. Alan Levan and Mr. Abdo served, and continue to serve, as Chairman and Vice Chairman, respectively, of Bluegreen.

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On April 2, 2013, Woodbridge acquired all of the then-outstanding shares of Bluegreen’s common stock not previously owned by Woodbridge in a cash merger transaction. Pursuant to the terms of the merger agreement between the parties, dated as of November 14, 2012, Bluegreen’s shareholders (other than Woodbridge, whose shares of Bluegreen’s common stock were canceled in connection with the merger without any payment therefor) received consideration of $10.00 in cash for each share of Bluegreen’s common stock that they held at the effective time of the merger, including unvested restricted shares. In addition, each option to acquire shares of Bluegreen’s common stock that was outstanding at the effective time of the merger, whether vested or unvested, was canceled in exchange for the holder’s right to receive the excess, if any, of the $10.00 per share merger consideration over the exercise price per share of the option. The aggregate merger consideration was approximately $149.2 million. As a result of the merger, Bluegreen, which was the surviving corporation of the transaction, became a wholly-owned subsidiary of Woodbridge.

In connection with the financing of the merger, BFC and Woodbridge entered into a purchase agreement with BBX Capital on April 2, 2013 (the “Purchase Agreement”). Pursuant to the terms of the Purchase Agreement, BBX Capital invested $71.75 million in Woodbridge in exchange for a 46% equity interest in Woodbridge. BFC continues to hold the remaining 54% of Woodbridge’s outstanding equity interests. BBX Capital’s investment in Woodbridge consisted of $60 million in cash and a promissory note in Woodbridge’s favor in the principal amount of $11.75 million. The promissory note has a term of five years, accrues interest at a rate of 5% per annum and provides for payments of interest only on a quarterly basis during the term of the promissory note, with all outstanding amounts being due and payable at the end of the five-year term. During the years ended December 31, 2014 and 2013, Woodbridge recognized approximately $587,000 and $441,000, respectively, of interest income under the note. In connection with BBX Capital’s investment in Woodbridge, BFC and BBX Capital entered into an Amended and Restated Operating Agreement of Woodbridge, which sets forth BFC’s and BBX Capital’s respective rights as members of Woodbridge and provides for, among other things, unanimity on certain specified “major decisions” and for distributions from Woodbridge to be made on a pro rata basis in accordance with BFC’s and BBX Capital’s respective percentage equity interests in Woodbridge.

On October 30, 2013, Renin Holdings LLC, a joint venture entity beneficially owned 81% by BBX Capital and 19% by BFC, through acquisition subsidiaries (Renin Holdings LLC and its acquisition subsidiaries are referred to collectively as the “Renin Purchasers”), acquired substantially all of the assets of Renin Corp. and its subsidiaries, manufacturers of interior closet doors, wall décor, hardware and fabricated glass products, for approximately $12.8 million in cash, net of $1.7 million distributed to Renin Holdings, LLC during February 2014 following the finalization of the working capital adjustment and indemnification obligations of Renin Corp. and its subsidiaries under the terms of the purchase agreement. Bluegreen funded approximately $9.4 million of the transaction consideration in a term loan and revolver facility to the Renin Purchasers. The balance of the transaction consideration was funded by BFC and BBX Capital pro rata in accordance with their percentage equity interests in Renin Holdings LLC. The loan made by Bluegreen to the Renin Purchasers included a $3.0 million term loan and provided for additional borrowings of up to $9.0 million on a revolving basis, of which $10.5 million in the aggregate was borrowed by the Renin Purchasers. Amounts outstanding under the loan bore interest at a fixed rate of 7.25% per annum and were collateralized by substantially all of the assets of the Renin Purchasers. The loan was repaid in full during June 2014 with the proceeds of an approximately $8.0 million financing received by the Renin Purchasers and pro rata capital contributions to Renin Holdings LLC from BBX Capital and BFC of $2,025,000 and $475,000, respectively. During the years ended December 31, 2014 and 2013, the Renin Purchasers recognized $307,000 and $117,000 of interest expense on the loan from Bluegreen.

The following table presents information relating to shared services arrangements between BFC, BBX Capital and Bluegreen, and an information technology services agreement between BFC and BBX Capital for the years ended December 31, 2014 and 2013 (in thousands).

	For the Year Ended December 31, 2014
	BFC	BBX Capital	Bluegreen
Shared service income (expense)	$682	(229)	(453)
Facilities cost and information technology	$(448)	448	—

	For the Year Ended December 31, 2013
	BFC	BBX Capital	Bluegreen
Shared service income (expense)	$501	(200)	(301)
Facilities cost and information technology	$(431)	431	—

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In December 2012, BFC entered into an agreement with BBX Capital pursuant to which BBX Capital provides office facilities to BFC at BBX Capital’s and BFC’s principal executive offices. Under the terms of the agreement, BFC reimburses BBX Capital at cost for certain costs and expenses related to the office facilities provided, which totaled $448,000 and $431,000 during the years ended December 31, 2014 and 2013, respectively.

Beginning in 2013, BBX Capital’s employees are provided health insurance under policies maintained by Bluegreen. BBX Capital reimburses Bluegreen at cost, which was $524,000 and $225,000 during the years ended December 31, 2014 and 2013, respectively.

See also Section 2 and Schedule II to this Offer to Purchase for a description of the Merger Agreement entered into by BFC and BBX Capital during May 2013 which provided for the merger of BBX Capital with and into a wholly owned subsidiary of BFC but was terminated during December 2014 as a result of the inability to satisfy all conditions to consummating the merger.

14.	Legal Matters and Regulatory Approvals.

General. We are not aware of any pending legal proceeding relating to the Offer. In addition, we are not aware of any governmental license or regulatory permit that appears to be material to BBX Capital’s business that might be adversely affected by our acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, including, without limitation, pursuant to antitrust or margin laws or regulations, that would be required for the acquisition or ownership of Shares by us as contemplated herein. In addition, while a number of states, including Florida, where BBX Capital is incorporated, have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, shareholders, principal executive offices or principal places of business therein, we do not believe that any such laws or regulations would restrict or prevent us from completing the Offer because, among other things, we already own shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing a majority of the total voting power of BBX Capital. However, if any approval or other action is required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 12 have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance of and payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to BBX Capital’s business. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 12.

Appraisal Rights. Appraisal rights are not available to holders of Shares in connection with the Offer.

15.	Fees and Expenses.

We have retained Georgeson to act as Information Agent and Computershare to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities and expenses under the federal securities laws.

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We do not currently expect to pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to their customers.

16.	Miscellaneous.

The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal, and is being made to the holders of Shares other than BFC and its subsidiaries. We are not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, we will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, we cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In any jurisdiction where the securities, blue sky or others laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON OUR BEHALF NOT CONTAINED HEREIN OR IN THE RELATED DOCUMENTS DELIVERED TO YOU BY US OR ON OUR BEHALF IN CONNECTION HEREWITH, INCLUDING THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, furnishing certain additional information with respect to the offer. The Schedule TO and any amendments thereto, including exhibits, may be examined, and copies may be obtained, at the same places and in the same manner set forth under the caption “Available Information” in Section 9 of this Offer to Purchase.

BFC FINANCIAL CORPORATION

March 20, 2015

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SCHEDULE I

CERTAIN INFORMATION CONCERNING THE CONTROLLING PERSONS, EXECUTIVE OFFICERS AND DIRECTORS OF BFC FINANCIAL CORPORATION

The table below sets forth, as of the date of this Offer to Purchase, the name of each executive officer and director of BFC, including Alan B. Levan and John E. Abdo, who as described in this Offer to Purchase, may be deemed to be controlling persons of BFC, as well as their respective positions with BFC. Each person identified below is a citizen of the United States.

Name	Position
Alan B. Levan	Chairman, Chief Executive Officer and President
John E. Abdo	Vice Chairman
Jarett S. Levan	Executive Vice President and Director
Seth M. Wise	Executive Vice President and Director
Raymond S. Lopez	Chief Financial Officer and Chief Accounting Officer
Darwin Dornbush	Director
Oscar Holzmann	Director
Alan J. Levy	Director
Joel Levy	Director
William Nicholson	Director
Neil Sterling	Director

Set forth below is certain additional information with respect to each of the above-named individuals, including his principal occupation for at least the past five years. Except as specified below, the principal business address of each individual is c/o BFC Financial Corporation 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301.

Alan B. Levan formed the I.R.E. Group (predecessor to BFC) in 1972. Since 1978, he has been Chairman, Chief Executive Officer and President of BFC or its predecessors. Since 1994, he has been Chairman of the Board and Chief Executive Officer of BBX Capital, and he served as Chairman of the Board of BankAtlantic, BBX Capital’s former banking subsidiary, from 1987 until July 2012 when BankAtlantic was sold to BB&T. Since 2002, Mr. Levan has also served as Chairman of the Board of Bluegreen. Mr. Levan also served as a director of Benihana Inc. (“Benihana”) from June 2009 until August 2012, when Benihana was acquired by Safflower Holdings Corp., and as Chairman of the Board and Chief Executive Officer of Woodbridge Holdings Corporation from 1985 until September 2009, when it merged with and into a wholly owned subsidiary of BFC (the “Woodbridge-BFC Merger”). On December 15, 2014, the jury in the federal securities litigation brought by the SEC against BBX Capital and Alan Levan titled In re: Securities and Exchange Commission v. BankAtlantic Bancorp, Inc. and Alan B. Levan found in favor of Mr. Alan Levan with respect to all of BBX Capital’s disclosures in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, but found that Mr. Alan Levan violated federal securities laws by engaging in an act of fraud or deceit toward shareholders or prospective investors by making materially false statements knowingly or with severe recklessness (i) with respect to three sentences in BBX Capital’s July 25, 2007 earnings conference call and (ii) in BBX Capital’s decision to sell certain loans in the fourth quarter of 2007 and failing to classify these loans as loans held-for-sale in its 2007 Annual Report on Form 10-K. The jury also found that Mr. Alan Levan made or caused to be made false statements to BBX Capital’s independent accountants regarding the held-for-sale issue. The SEC has filed a motion for final judgment (i) to permanently restrain Mr. Alan Levan from violating securities laws, (ii) to impose civil money penalties of approximately $1.56 million against Mr. Alan Levan, and (iii) to permanently bar Mr. Alan Levan from serving as an officer or director of any SEC reporting company. BBX Capital has stated that it believes the SEC’s claims to be without merit, continues to vigorously defend the action and intends to appeal any judgment entered to the 11th Circuit Court of Appeals. See “The Offer – Section 2” of this Offer to Purchase for additional information regarding the SEC action, including findings and remedies sought against BBX Capital.

John E. Abdo has served as a director of BFC since 1988, Vice Chairman of BFC since 1993 and Vice Chairman of BBX Capital since 1994. He was also Vice Chairman of the Board of BankAtlantic and Chairman of its Executive Committee from April 1987 and October 1985, respectively, until July 2012 when BankAtlantic was sold to BB&T. Mr. Abdo has also served as Vice Chairman of the Board of Bluegreen since 2002. He served on the Board of Directors of Benihana from 1990, including service as Vice Chairman, until August 2012 when Benihana was acquired by Safflower. Mr. Abdo is also President of Abdo Companies, Inc. and served as Vice Chairman of Woodbridge Holdings Corporation from 2001 until the consummation of the Woodbridge-BFC Merger during September 2009.

Jarett S. Levan has served as a director of BFC since September 2009 and was appointed to serve as Executive Vice President of BFC during April 2011. He has served as the President of BBX Capital since January 2007 and a director of BBX Capital since July 1999. He served as the Chief Executive Officer and President of BankAtlantic from January 2007 until the completion of the sale of BankAtlantic to BB&T during July 2012.

Seth M. Wise has served as a director and Executive Vice President of BFC since September 2009. Mr. Wise was appointed to serve as Executive Vice President of BBX Capital during August 2012. Since July 2005, Mr. Wise has served as President of Woodbridge Holdings Corporation and its successor company, Woodbridge Holdings, LLC, after serving as its Executive Vice President since September 2003.

Raymond S. Lopez joined BFC as its Chief Financial Officer and Chief Accounting Officer on March 17, 2015 after serving as Chief Accounting Officer of Bluegreen since 2005 and as Senior Vice President of Bluegreen since 2007. Since March 17, 2015, Mr. Lopez has also served as Chief Financial Officer of BBX Capital. Mr. Lopez joined Bluegreen as its Controller in 2004 and was promoted to Chief Accounting Officer and Vice President of Bluegreen in 2005 and to Senior Vice President of Bluegreen in 2007.

Darwin Dornbush was appointed to BFC’s Board of Directors during September 2009 in connection with the consummation of the Woodbridge-BFC Merger after previously serving as a director of Woodbridge Holdings Corporation since 2003. Mr. Dornbush has been a partner in the law firm of Dornbush Schaeffer Strongin & Venaglia, LLP since 1964. He also served as Secretary of Cantel Medical Corp., a healthcare company, until 2010 and as a director of that company until 2009. In addition, Mr. Dornbush served as a member of the Board of Directors of Benihana from 1995 through 2005 and again from 2009 through January 2012. From 1983 until 2008, he served as Secretary of Benihana and its predecessor. His principal business address is c/o Dornbush Schaeffer Strongin & Venaglia, LLP, 747 Third Avenue, 11th Floor, New York, New York 10017.

Oscar Holzmann has served as a director of BFC since 2002. Mr. Holzmann has been an Associate Professor of Accounting at the University of Miami School of Business since 1980. He received his Ph.D. in Business Administration from Pennsylvania State University in 1974. Mr. Holzmann’s principal business address is c/o University of Miami School of Business Administration, P.O. Box 248027, Coral Gables, Florida 33124.

Alan J. Levy was appointed to BFC’s Board of Directors during September 2009 in connection with the consummation of the Woodbridge-BFC Merger after previously serving as a director of Woodbridge Holdings Corporation since 2005. Mr. Alan Levy is the founder and, since 1980, has served as the President and Chief Executive Officer of Great American Farms, Inc., an agricultural company involved in the farming, marketing and distribution of a variety of fresh fruits and vegetables. Mr. Alan Levy’s principal business address is c/o Great American Farms, Inc., 11 Southwest 15th Street, Fort Lauderdale, Florida 33315.

Joel Levy was appointed to BFC’s Board of Directors during September 2009 in connection with the consummation of the Woodbridge-BFC Merger after previously serving as a director of Woodbridge Holdings Corporation since 2003. Mr. Levy is currently the Vice Chairman of Adler Group, Inc. (“Adler Group”), a commercial real estate company, and he served as President and Chief Operating Officer of Adler Group from 1984 through 2007. Mr. Levy also serves as President and Chief Executive Officer of JLRE Consulting, Inc. His principal business address is c/o Adler Group, Inc., 1400 Northwest 107 Avenue, Miami, Florida 33172.

William Nicholson was appointed to BFC’s Board of Directors during September 2009 in connection with the consummation of the Woodbridge-BFC Merger after previously serving as a director of Woodbridge Holdings Corporation since 2003. Since May 2010, Mr. Nicholson has served as a principal of Heritage Capital Group, an investment banking firm. He also served as a principal of Heritage Capital Group from December 2003 through March 2009. In addition, since 2004, Mr. Nicholson has served as President of WRN Financial Corporation. He was also the Managing Director of BSE Management, LLC from March 2009 through April 2010. His principal business address is c/o Heritage Capital Group, 4811 Beach Boulevard, Suite 300, Jacksonville, Florida 32207.

Neil Sterling has served as a director of BFC since 2003. Mr. Sterling has been the principal of The Sterling Resources Group, Inc., a business development consulting firm, since 1998. He is also the principal of SRG Technology, LLC, a software development and sales company, and New River Consulting Group, LLC, a business development consulting firm. His principal business address is c/o The Sterling Resources Group, Inc., 2132 Bayview Drive, Fort Lauderdale, Florida 33305.

SCHEDULE II

BACKGROUND OF THE PREVIOUSLY PROPOSED MERGER

BETWEEN BFC AND BBX CAPITAL

The following information details the negotiations between BFC and BBX Capital and their respective representatives and advisors with respect to the previously proposed merger between the companies described in “The Offer – Section 2” of this Offer to Purchase. The following relates to matters as of, or occurring on or prior to, March 21, 2014, the date on which the joint proxy statement of BFC and BBX Capital and prospectus of BFC relating to the merger was filed with the SEC, and has been excerpted from such filing. (See “The Offer – Sections 8 and 9” of this Offer to Purchase for information on how to access BFC’s and BBX Capital’s respective filings with the SEC.) See “The Offer – Section 2” of this Offer to Purchase for information concerning matters relating to the merger which occurred after March 21, 2014, including the parties decision to terminate the merger agreement during December 2014.

BFC has held a significant investment in BBX Capital (or its predecessor company) for over 25 years. BFC currently owns shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing approximately 52% of BBX Capital’s total outstanding equity and 72% of BBX Capital’s total voting power. In recent years, BFC has primarily focused on providing overall support for its controlled subsidiaries with a view to the improved performance of the organization as a whole. Consistent with this strategy, BFC’s board of directors has focused on possible ways to maximize the utilization of assets and resources within the consolidated organization. In addition, for several years, the companies have been of the view that, subject to regulatory and tax issues, it would be more efficient and less complex from an organizational point of view to merge the entities and move forward with a single public company. However, in the past, regulatory issues, including those related to the regulation of BBX Capital and BFC as unitary savings and loan holding companies prior to BBX Capital’s sale of BankAtlantic to BB&T during July 2012, and tax issues presented significant barriers to pursuing a business combination transaction between the companies.

At a meeting of BFC’s board of directors held on January 7, 2013, Alan B. Levan, who serves as Chairman, Chief Executive Officer and President of BFC and as Chairman and Chief Executive Officer of BBX Capital, discussed with BFC’s board of directors the possibility of considering a future strategic transaction between BFC and BBX Capital. After a discussion of certain of the potential reasons for and benefits of a transaction between BFC and BBX Capital, BFC’s board of directors advised Mr. Levan that it would be receptive to considering such a transaction.

At a meeting of BFC’s board of directors held on March 4, 2013, Mr. Levan advised BFC’s board of directors that BFC’s management was continuing its consideration of a possible strategic transaction between BFC and BBX Capital but that no material developments had occurred since the January 7, 2013 meeting of the board.

On April 1, 2013, BFC’s board of directors held a meeting at which the possibility of pursuing a strategic transaction between BFC and BBX Capital was further discussed. Mr. Levan discussed with the board certain of the potential benefits of the merger, specifically noting the simplification of BFC’s corporate structure and a greater market capitalization of the combined company. Potential structures for the transaction were also discussed, including a stock-for-stock merger of equals based on the respective market prices of BFC’s Class A Common Stock and BBX Capital’s Class A Common Stock, which at the time would have resulted in an exchange ratio of approximately 4.3 shares of BFC’s Class A Common Stock for each share of BBX Capital’s Class A Common Stock. Mr. Levan also discussed with the board certain other items relating to the potential transaction, including tax considerations, a contemplated time line for completing the transaction, and the contemplated requirement that BFC’s Class A Common Stock be listed on a national securities exchange (or inter-dealer quotation system of a registered national securities association) as well as the pending SEC litigation against BBX Capital and Mr. Levan and the impact that such litigation may have on BFC’s ability to obtain the listing of its Class A Common Stock. The board also discussed the potential engagement of a financial advisor with respect to the transaction.

On April 2, 2013, Woodbridge acquired all of the then-outstanding shares of Bluegreen not previously owned by Woodbridge in a cash merger transaction. In connection with the financing of the transaction, BFC and Woodbridge entered into a Purchase Agreement with BBX Capital on April 2, 2013. Pursuant to the terms of the purchase agreement, BBX Capital invested $71.75 million in Woodbridge in exchange for a 46% equity interest in Woodbridge. In connection with the transactions, Bluegreen became a wholly owned subsidiary of Woodbridge, and BFC and BBX Capital own 54% and 46%, respectively, of Woodbridge.

At a meeting of BBX Capital’s board of directors held on April 2, 2013, Mr. Levan advised the members of BBX Capital’s board of directors of BFC’s interest in pursuing a possible merger of equals between the two companies as described above. Because of the affiliation between BFC and BBX Capital and the interests of certain of the executive officers and directors of the companies in the merger, including those of Mr. Alan Levan as well as John E. Abdo and Jarett S. Levan, a special committee comprised of the disinterested members of BBX Capital’s board of directors was formed to explore the possible combination of the two companies. Directors David A. Lieberman (Chairman), Steven M. Coldren, Bruno Di Giulian, Willis N. Holcombe, Anthony P. Segreto and Charlie C. Winningham II, each of whom is an independent director of BBX Capital, were appointed to the special committee. Mr. Lieberman resigned from the board of directors of BBX Capital on June 4, 2013, believing his role as Chairman of the special committee had been completed, and reiterated his support for the merger.

BBX Capital’s special committee was formed to explore the possible combination of BFC and BBX Capital and, with the assistance of the special committee’s legal and financial advisors, negotiate, review and evaluate the terms and conditions of a transaction between the companies. As previously described, BFC currently owns shares of BBX Capital’s Class A Common Stock and Class B Common Stock representing approximately 72% of the total voting power of BBX Capital and, as a result, a sale of BBX Capital to a third party cannot be accomplished without BFC’s support. In light of such voting interest and the fact that BFC expressly advised BBX Capital’s special committee of its desire to maintain its ownership position in BBX Capital and that it would not support a third party sale, BBX Capital’s special committee did not conduct a market check or auction process with respect to the possible sale of BBX Capital nor did it consider potential business combinations with parties other than BFC. Instead, BBX Capital’s special committee, together with its legal and financial advisors, explored, considered and negotiated a transaction with BFC seeking to obtain an exchange ratio that was both fair to and the highest possible for BBX Capital’s shareholders.

BBX Capital’s special committee held its initial meeting on April 2, 2013 following the meeting of BBX Capital’s board of directors. The meeting was held for the purpose of approving the engagement of legal counsel and an independent financial advisor for the special committee. After discussion, the special committee unanimously approved the engagement of Hogan Lovells as independent legal counsel and Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”) as its financial advisor with respect to the proposed transaction. Sandler O’Neill was formally engaged to serve as financial advisor to BBX Capital’s special committee with respect to the transaction pursuant to a letter agreement dated April 23, 2013. The special committee selected Sandler O’Neill based on, among other things, Sandler O’Neill’s experience in providing financial advice in connection with mergers, acquisitions, sales of companies, businesses and other assets, and other transactions.

On April 8, 2013, a special meeting of BFC’s board of directors was held for the purpose of discussing the possible transaction between BFC and BBX Capital. Mr. Levan advised the board that management was continuing to explore and consider potential structures for the transaction. Mr. Levan discussed with the board tax matters relating to, and the potential pricing of, the transaction. Mr. Levan also informed the board that BBX Capital’s special committee had advised him that it was receptive to exploring a potential transaction with BFC and had discussed the engagement of a financial advisor with respect to the potential transaction.

A special meeting of BFC’s board of directors was held on April 19, 2013. At the meeting, Mr. Levan updated the board on the status of the possible transaction between BFC and BBX Capital. Mr. Levan informed the board that BBX Capital’s special committee had engaged Sandler O’Neill to serve as its financial advisor with respect to the transaction and the law firm of Hogan Lovells to serve as its legal counsel with respect to the transaction. Mr. Levan discussed with the board the engagement of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (“Stearns Weaver”), BFC’s regular outside legal counsel, to serve as legal advisor to BFC with respect to the transaction, as well as the potential engagement of a financial advisor to render a fairness opinion to BFC’s board of directors with respect to the transaction. Mr. Levan advised the board that he had engaged in discussions with Keefe, Bruyette & Woods, Inc. (“KBW”) relating to the engagement of such firm as financial advisor to BFC’s board of directors for the transaction. KBW was subsequently formally engaged to serve as financial advisor to BFC’s board of directors with respect to the transaction. BFC’s board of directors selected KBW because, among other considerations, KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with BFC and its business. The board also discussed the potential time line for completing, and the processes and actions required to complete, the transaction, as well as matters relating to the structure and form of the transaction based on, among other things, accounting and tax considerations.

Over the next several days, KBW and Sandler O’Neill engaged in discussions regarding the structure and terms of a potential merger between BFC and BBX Capital. These discussions included negotiations with respect to an exchange ratio that might be acceptable to both companies, with Sandler O’ Neill proposing an exchange ratio of 5.39 shares of BFC’s Class A Common Stock for each share of BBX Capital’s Class A Common Stock and KBW responding with a proposed exchange ratio of 5.3 shares of BFC’s Class A Common Stock for each share of BBX Capital’s Class A Common Stock.

On April 29, 2013, a special meeting of BFC’s board of directors was held for the purpose of continuing the discussion of a possible transaction between BFC and BBX Capital. At the request of Mr. Levan, representatives of KBW attended the meeting and discussed with the board the status of its due diligence process, including its discussions with the management teams of BFC, BBX Capital and Bluegreen, as well as its discussions with representatives of Sandler O’Neill, and considerations relating to the contemplated exchange ratio in the merger. The scope of KBW’s engagement with respect to the transaction, specifically to make a determination as to the fairness, from a financial point of view, of the exchange ratio in the merger to BFC, was also discussed. The board was advised of the status of the discussions between KBW and Sandler O’Neill with respect to the exchange ratio for the merger. Mr. Levan then discussed with the board, and with the representatives from KBW and Stearns Weaver answered questions from the board regarding, certain of the potential benefits of the merger, including simplification of BFC’s corporate structure and cost savings related to, among other things, accounting, tax and SEC reporting matters, and the formal processes to be taken by the companies with respect to the merger.

On April 29, 2013, BBX Capital’s special committee held a meeting to discuss the potential transaction with BFC. At the meeting, representatives of Sandler O’Neill reviewed with BBX Capital’s special committee certain preliminary financial analyses regarding BBX Capital, BFC and the proposed merger. Sandler O’Neill discussed with the special committee the status of negotiations with KBW relating to the proposed terms of the merger, including the exchange ratio. Hogan Lovells summarized the fiduciary and legal duties that may be applicable to the members of the special committee in connection with their evaluation of a transaction with BFC, and the provisions of law applicable to a potential transaction between BBX Capital and BFC. Hogan Lovells then discussed with the special committee, among other items, a timeline to close the transaction, executive compensation matters, stock exchange listing requirements, termination rights in the event BBX Capital receives a more favorable offer after entering into a merger agreement with BFC, and the possible impact of the ongoing SEC litigation on the proposed transaction.

On April 30, 2013, Stearns Weaver sent a preliminary draft of the merger agreement to Hogan Lovells.

KBW and Sandler O’Neill continued to discuss the exchange ratio for the merger. Based on these discussions, the currently proposed exchange ratio of 5.39 shares of BFC’s Class A Common Stock for each share of BBX Capital’s Class A Common Stock was established as the exchange ratio to be presented to BFC’s board of directors and BBX Capital’s special committee.

On May 1, 2013, attorneys from Stearns Weaver and Hogan Lovells participated in a telephone conference call during which they discussed the proposed merger and the merger agreement. At the request of Hogan Lovell’s attorneys, Stearns Weaver’s attorneys also discussed, among other things, BFC’s efforts to list its Class A Common Stock on a national securities exchange in connection with BFC’s previously proposed stock-for-stock merger with Bluegreen as well as the reasons why BFC was not able to secure such listing at that time and the facts and circumstances relating thereto. The conference call also included a discussion regarding BBX Capital’s special committee’s request for confirmation that BBX Capital’s executive officers would not be seeking compensation, or the acceleration of benefits or other compensation, in connection with the merger, pursuant to their respective employment agreements with BBX Capital. This was confirmed and BBX Capital’s executive officers executed and delivered letters to such effect prior to BBX Capital’s entry into the merger agreement on May 7, 2013. On the conference call, the attorneys from Stearns Weaver and Hogan Lovells also discussed the contemplated condition to closing the merger that holders of not more than 10% of BBX Capital’s Common Stock exercise appraisal rights in connection with the merger. This condition was included in the initial draft of the merger agreement sent by Stearns Weaver and, following this discussion, it was agreed that this would remain a condition to closing.

A special meeting of BFC’s board of directors was held on May 2, 2013. At the meeting, Mr. Levan discussed with the board the proposed structure of the merger, including the formation of a merger subsidiary into which BBX Capital would merge, with the merger subsidiary to be the surviving company of the merger and continue as a wholly owned subsidiary of BFC. The contemplated composition of BFC’s board of directors following the merger was also discussed, with Mr. Levan specifically noting that the merger agreement contemplates for the directors of BBX Capital who are not also directors of BFC to be appointed to BFC’s board of directors upon consummation of the merger. The board also discussed and considered certain risks relating to the transaction, including the possibility of shareholder litigation challenging the transaction and the contemplated requirement that BFC’s Class A Common Stock be approved for listing on a national securities exchange (or inter-dealer quotation system of a registered national securities) at the effective time of the merger as well as the impact that the pending SEC litigation against BBX Capital and Mr. Levan may have on the ability of BFC to obtain such listing. Attorneys from Stearns Weaver then reviewed, and answered questions from the board regarding, the material terms and conditions of the then-current draft merger agreement. The right of BBX Capital’s shareholders to exercise appraisal rights in connection with the merger was also discussed at length, including a discussion of the impact that payments made in respect of appraisal rights may have on the cash position of the combined company following the merger and the condition to BFC’s obligation to close the merger that holders of not more than 10% of BBX Capital’s Common Stock exercise appraisal rights in connection with the merger. Representatives of KBW then advised the board that the proposed exchange ratio would be 5.39 shares of BFC’s Class A Common Stock for each share of BBX Capital’s Class A Common Stock and made a presentation to the board relating to the proposed merger and its preliminary analysis of the fairness of the proposed exchange ratio. The contemplated time line for completing the transaction was also discussed.

On May 2, 2013, BBX Capital’s special committee met with its legal and financial advisors for continued discussions regarding the potential merger. At the meeting, representatives of Sandler O’Neill reviewed with the special committee certain financial analyses regarding BBX Capital, BFC and the proposed transaction. Hogan Lovells reviewed with the special committee various terms and conditions of the merger agreement, including the structure of the merger, the board structure for the combined company, the treatment of BBX Capital stock options and restricted stock, provisions and matters relating to executive compensation, the indemnification of BBX Capital’s officers and directors, the provisions contained in the merger agreement which restrict BBX Capital’s right to solicit and consider competing transactions as well as the “superior proposal” exception thereto, and the proposed termination date of the merger agreement. Hogan Lovells also discussed with the members of the special committee provisions of law applicable to the transaction and the status of BBX Capital’s shareholder rights agreement.

On May 3, 2013, Hogan Lovells provided comments to the draft merger agreement, which included, among other things, proposed revisions to the “Material Adverse Effect” definition in the merger agreement as well as to certain representations and warranties made by each company in the merger agreement, and further limitations on the ability of the companies’ to take certain actions with respect to the compensation of their respective Named Executive Officers during the interim period between the date of the merger agreement and the effective time of the merger.

On May 6, 2013, attorneys from Stearns Weaver and Hogan Lovells participated in a telephone conference call during which they further negotiated the proposed terms of the merger agreement. Following such conference call, Stearns Weaver sent a revised draft of the merger agreement to Hogan Lovells reflecting the matters discussed on the call, including the addition of representations relating to the exemption of the merger from the operation of BFC’s and BBX Capital’s respective shareholder rights plans and an agreement that BFC and BBX Capital would share equally all expenses relating to the joint proxy statement/prospectus. Because the “no solicitation” and “superior proposal” provisions of the merger agreement presented in the initial draft of the merger agreement sent by Stearns Weaver were equally applicable to both BFC and BBX Capital and were deemed by the companies and their respective legal advisors to be appropriate, these provisions were not the subject of extensive negotiations and were revised solely to reflect comments made by Hogan Lovells relating to the documentation that a party receiving an “acquisition proposal” would be required to provide to the other party. The revised draft sent by Stearns Weaver also reflected certain revisions relating to a change in the Merger Sub entity from a corporation to a limited liability company. Thereafter, Hogan Lovells and Stearns Weaver finalized the proposed terms of the merger agreement.

A regular meeting of BFC’s board of directors was held on May 6, 2013. At the meeting, representatives of KBW made a presentation to the board relating to the proposed merger and its analysis of the fairness of the exchange ratio, as well as changes made to the presentation from the presentation that was made on May 2, 2013. In addition, attorneys from Stearns Weaver reviewed the material terms and conditions of the then-current draft of the merger agreement, specifically noting and discussing revisions made to the merger agreement since the draft that was distributed for the May 2, 2013 meeting. The attorneys from Stearns Weaver also discussed the ownership interests of BFC’s directors and executive officers, including Mr. Levan and John E. Abdo in BBX Capital’s Common Stock. The contemplated time line for finalizing and entering into the merger agreement was also discussed.

A special meeting of BFC’s board of directors was held on May 7, 2013 for the purpose of considering and acting upon the merger agreement. Copies of the proposed final draft of the merger agreement and KBW presentation were delivered to BFC’s board of directors prior to the meeting. The attorneys from Stearns Weaver noted that there were no material changes to the merger agreement compared to the draft that was distributed in advance of, and reviewed and discussed at, the preceding day’s meeting. In addition, representatives of KBW noted that there were no material changes to its presentation regarding the fairness of the exchange ratio in the merger from the presentation that was made to the board at the preceding day’s meeting. Thereafter, KBW rendered to BFC’s board of directors its oral opinion (which was subsequently confirmed in writing), to the effect that, as of May 6, 2013 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by KBW in its opinion, the exchange ratio in the merger pursuant to the merger agreement was fair, from a financial point of view, to BFC. The board then further discussed and deliberated with respect to the proposed merger. Following such discussions and deliberations, the board unanimously determined that the merger was advisable, fair to and in the best interests of BFC and its shareholders, and adopted resolutions approving the merger agreement and the merger.

On May 7, 2013, BBX Capital’s special committee met with its legal and financial advisors. A copy of the proposed final draft of the merger agreement had previously been delivered to the members of the special committee. The proposed final draft of the merger agreement was discussed and considered by BBX Capital’s special committee, with Hogan Lovells reviewing and discussing with the special committee the material terms, conditions and provisions of the merger agreement. Sandler O’Neill then reviewed and discussed its financial analyses with respect to BFC, BBX Capital and the proposed merger. Thereafter, Sandler O’Neill rendered to BBX Capital’s special committee its opinion, to the effect that, as of May 7, 2013, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Sandler O’Neill in preparing its opinion, the merger consideration pursuant to the merger agreement was fair from a financial point of view to the holders of BBX Capital’s Class A Common Stock. After discussions and deliberations, BBX Capital’s special committee unanimously determined that the merger was advisable, fair to and in the best interests of BBX Capital and its shareholders and adopted resolutions approving the merger agreement and the merger, and recommended that BBX Capital’s board also approve the merger agreement and the merger.

BBX Capital’s board of directors held a meeting on May 7, 2013 immediately following the meeting of BBX Capital’s special committee to consider and discuss the merger agreement and the merger. Hogan Lovells and Sandler O’Neill participated in the meeting at the request of BBX Capital’s special committee. A copy of the proposed final draft of the merger agreement had previously been delivered to each member of BBX Capital’s board of directors. At the meeting, BBX Capital’s special committee informed BBX Capital’s board of directors of its approval of the merger agreement and the merger and its recommendation that the full board also approve the merger agreement and the merger. After further discussion and consideration, BBX Capital’s board of directors unanimously determined that the merger was advisable, fair to and in the best interests of BBX Capital and its shareholders and adopted resolutions approving the merger agreement and the merger.

The merger agreement was entered into and publicly announced on May 7, 2013.

[As described in “The Offer – Section 2” of this Offer to Purchase, the parties terminated the merger agreement, and publicly announced such termination, on December 15, 2014.]

SCHEDULE III

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA FOR BFC

The tables on the following pages summarize BFC’s historical consolidated financial condition and results as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012. You should not assume the results of operations for past periods indicate results for any future period. The following information is only a summary and should be read together with BFC’s audited consolidated financial statements and related notes contained in BFC’s Annual Report on Form 10-K for the year ended December 31, 2014, which are incorporated by reference into this Offer to Purchase. See “The Offer – Section 9 – Financial Information” and “The Offer – Section 9 – Available Information.”

BFC Financial Corporation

Consolidated Statements of Financial Condition

(In thousands, except share and per share data)

	December 31,
	2014	2013
ASSETS
Cash and interest bearing deposits in banks ($4,993 in 2014 and $8,686 in 2013
held by variable interest entities ("VIE"))	$279,437	217,636
Restricted cash ($31,554 in 2014 and $36,263 in 2013 held by VIE)	54,620	65,285
Loans held for sale (held by VIE)	35,423	53,846
Loans receivable, net of allowance for loan losses of $977 in 2014 and $2,713 in 2013
(including $18,972, net of $977 allowance in 2014 and $56,170, net of $1,759
allowance in 2013 held by VIE)	26,844	72,226
Notes receivable, including net securitized notes of $293,950 in 2014 and $342,078 in
2013 (held by VIE), net of allowance of $102,566 in 2014 and $90,592 in 2013	424,267	455,569
Inventory	209,893	213,997
Real Estate held for investment ($19,156 in 2014 and $15,836 in 2013 held by VIE)	75,590	107,336
Real estate held for sale ($13,607 in 2014 and $23,664 in 2013 held by VIE)	41,733	33,971
Investments in unconsolidated real estate joint ventures	16,065	1,354
Properties and equipment, net ($8,350 in 2014 and $7,899 in 2013 held by VIE)	90,013	78,108
Goodwill and intangible assets, net	79,730	66,828
Other assets, net ($1,017 in 2014 and $2,413 in 2013 held by VIE)	77,681	75,209
Total assets	$1,411,296	1,441,365

LIABILITIES AND EQUITY
Liabilities:
BB&T preferred interest in FAR, LLC (held by VIE)	12,348	68,517
Receivable-backed notes payable - recourse ($0 in 2014 and $5,899 in 2013
held by VIE)	92,129	74,802
Receivable-backed notes payable - non-recourse (held by VIE)	320,275	368,759
Notes and mortgage notes payable and other borrowings	107,984	102,974
Junior subordinated debentures	150,038	147,431
Deferred income taxes	92,609	77,089
Shares subject to mandatory redemption	12,714	12,362
Other liabilities ($12,602 in 2014 and $12,355 in 2013 held by VIE)	176,493	167,035
Total liabilities	964,590	1,018,969

Commitments and contingencies

Preferred stock of $.01 par value; authorized 10,000,000 shares:
Redeemable 5% Cumulative Preferred Stock of $.01 par value; authorized 15,000 shares;
issued and outstanding 15,000 shares with redemption value of $1,000 per share	-	-

Equity:
Class A common stock of $.01 par value, authorized 150,000,000 shares;
issued and outstanding 73,307,012 in 2014 and 71,264,563 in 2013	733	713
Class B common stock of $.01 par value, authorized 20,000,000 shares;
issued and outstanding 10,168,105 in 2014 and 7,337,043 in 2013	102	73
Additional paid-in capital	142,058	142,585
Accumulated earnings	109,660	95,810
Accumulated other comprehensive income	353	240
Total BFC Financial Corporation ("BFC") equity	252,906	239,421
Noncontrolling interests	193,800	182,975
Total equity	446,706	422,396
Total liabilities and equity	$1,411,296	1,441,365

Book value per share	$3.03	3.05

BFC Financial Corporation

Consolidated Statements of Operations

(Dollars in thousands)

	For the Years Ended December 31,
	2014	2013	2012
Revenues
Sales of VOIs	$262,334	261,439	211,684
Sales, other	74,083	10,243	-
Interest income	86,492	106,271	105,486
Fee-based sales commission	144,239	91,859	87,795
Other fee-based services revenue	92,089	80,125	74,824
Net gains on the sales of assets	5,527	6,728	6,687
Other revenue	7,422	7,098	4,454
Total revenues	672,186	563,763	490,930

Costs and Expenses
Cost of sales of VOIs	30,766	32,607	24,353
Cost of sales, other	54,682	7,860	-
Cost of other fee-based services	56,941	52,817	46,835
Interest expense	47,402	50,621	59,964
(Reversals of) provision for loan losses	(7,155)	(43,865)	2,405
Impairments of assets	7,015	4,708	9,931
Selling, general and administrative expenses	422,364	362,315	328,790
Total costs and expenses	612,015	467,063	472,278

Gain on extinguishment of debt	-	-	29,875
Gain on the sale of Benihana investment	-	-	9,307
Equity in (loss) earnings from unconsolidated affiliates	(573)	76	186
Other income	4,258	732	2,442
Income from continuing operations before income taxes	63,856	97,508	60,462
Less: Provision for income taxes	36,857	26,369	16,225
Income from continuing operations	26,999	71,139	44,237
Discontinued operations:
Income (loss) from discontinued operations (including gain on
disposal of BankAtlantic of $293,461 in 2012)	522	(610)	287,564
Less: Provision (benefit) for income taxes	216	(228)	19,701
Income (loss) from discontinued operations	306	(382)	267,863

Net income	27,305	70,757	312,100
Less: Net income attributable to noncontrolling interests	13,455	41,694	146,085
Net income attributable to BFC	13,850	29,063	166,015
Preferred stock dividends	-	-	(188)
Net income to common shareholders	$13,850	29,063	165,827

Ratio of earnings to fixed charges	2.25	2.80	1.93

The Letter of Transmittal, stock certificates representing Shares being tendered and any other required documents should be sent or delivered by each tendering shareholder of BBX Capital or such shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

The Depositary for the Offer is:

By Mail:	By Overnight Courier:
Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 250 Royall Street Suite V Canton, MA 02021

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. A shareholder may also contact such shareholder’s broker, dealer, commercial bank, trust company or other nominee for assistance.

The Information Agent for the Offer is:

You may obtain information regarding the Offer

from the Information Agent as follows:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Banks, Brokers and Shareholders

Call Toll-Free (877) 507-1756